EXHIBIT 2.4

CONTRATO DE COMPRA E VENDA DE QUOTAS	QUOTA PURCHASE AGREEMENT

entre	by and between

Sociedade de Educação Ritter dos Reis Ltda.	Sociedade de Educação Ritter dos Reis Ltda.

e	and

Solon Flores Sant’anna	Solon Flores Sant’anna

Darci Sanfelici	Darci Sanfelici

Ana Maria Lisboa de Mello	Ana Maria Lisboa de Mello

Iron Augusto Muller	Iron Augusto Muller

e, na qualidade de intervenientes,	and, as intervening consenting parties,

Sociedade Educacional Sul-Rio-Grandense S/S Ltda.	Sociedade Educacional Sul-Rio-Grandense S/S Ltda.

Sociedade Porto-Alegrense de Pesquisa Educacional S/S Ltda.	Sociedade Porto-Alegrense de Pesquisa Educacional S/S Ltda.

SFS Assessoria e Consultoria S/S Ltda.	SFS Assessoria e Consultoria S/S Ltda.

Datado de 11 de julho de 2014	Dated as of July 11, 2014

CONTRATO DE COMPRA E VENDA DE QUOTAS	QUOTA PURCHASE AGREEMENT

Este contrato de compra e venda de quotas (o “Contrato”) é celebrado em 11 de julho de 2014 (a “Data de Assinatura”), entre as seguintes Partes:	This quota purchase agreement (the “Agreement”) is executed as of the July 11, 2014 (the “Signing Date”), by and between the following Parties:

Sociedade de Educação Ritter dos Reis Ltda., sociedade empresária de responsabilidade limitada, com sede na Praça XV de Novembro, nº 66, Centro, CEP [ ], na cidade de Porto Alegre, Estado do Rio Grande do Sul, inscrita no Cadastro Nacional da Pessoa Jurídica do Ministério da Fazenda (“CNPJ/MF”) sob o nº [ ], inclusive suas Afiliadas, que poderão, na qualidade de cessionárias, assumir e cumprir os direitos e obrigações descritos abaixo, neste ato representada por seu(s) representante(s) legal(is), doravante simplesmente designada “Ritter” ou “Compradora”; e

Sociedade de Educação Ritter dos Reis Ltda., a limited liability company, with its headquarters at Praça XV de Novembro, No. 66, Downtown, Zip Code [ ], in the city of Porto Alegre, State of Rio Grande do Sul, registered with the Corporate Taxpayers’ Register of the Ministry of Finance (“CNPJ/MF”) under No. [ ], including its Affiliates, which may, as assignees, undertake and perform the rights and obligations described below, herein represented by its legal representative(s), hereinafter simply referred to as “Ritter” or “Purchaser”; and

Solon Flores Sant’anna, brasileiro, casado, professor, portador da Cédula de Identidade RG nº. [ ] (SSP/RS), inscrito no Cadastro de Pessoas Físicas do Ministério da Fazenda (“CPF/MF”) sob o nº [ ], residente e domiciliado na [ ] (“Sr. Solon”);

Solon Flores Sant’anna, Brazilian citizen, married, teacher, bearer of the Identity Card RG No. [ ] (SSP/RS), enrolled with the Individual Taxpayers’ Registry of the Ministry of Finance (“CPF/MF”) under No. [ ], resident and domiciled at [ ] (“Mr. Solon”);

Darci Sanfelici, brasileiro, casado, professor, portador da Cédula de Identidade RG nº [ ] (SSP/RS), inscrito no CPF/MF sob o nº [ ], residente e domiciliado na [ ] (“Sr. Darci”);	Darci Sanfelici, Brazilian citizen, married, teacher, bearer of the Identity Card RG No. [ ] (SSP/RS), enrolled with CPF/MF under No. [ ], resident and domiciled at [ ]l (“Ms. Darci”);

Ana Maria Lisboa de Mello, brasileira, casada, professora, portadora da Cédula de Identidade RG nº [ ] (SSP/RS), inscrita no CPF/MF sob o nº [ ], residente e domiciliada na [ ] (“Sra. Ana Maria”); e

Ana Maria Lisboa de Mello, Brazilian citizen, married, teacher, bearer of the Identity Card RG No. [ ] (SSP/RS), enrolled with CPF/MF under No. [ ], resident and domiciled at [ ] (“Ms. Ana Maria”); and

Iron Augusto Müller, brasileiro, casado,	Iron Augusto Müller, Brazilian citizen,

professor, portador da Cédula de Identidade RG nº[ ] (SSP/RS), inscrito no CPF/MF sob o nº[ ], residente e domiciliado na [ ] (“Sr. Iron”).	married, teacher, bearer of the Identity Card RG No. [ ] (SSP/RS), enrolled with CPF/MF under No. [ ], resident and domiciled at [ ] (“Mr. Iron”).

O Sr. Solon, o Sr. Darci, a Sra. Ana Maria e o Sr. Iron doravante serão denominados em conjunto como “Vendedores” e, individualmente, como “Vendedor”;	Mr. Solon, Mr. Darci, Ms. Ana Maria and Mr. Iron are hereinafter collectively referred to as “Sellers” and, individually, as “Seller”;

O Sr. Darci e a Sra. Ana Maria doravante serão denominados em conjunto como “Vendedores Locadores”.	Mr. Darci and Ms. Ana Maria are hereinafter collectively referred to “Lessors Sellers”.

E, na qualidade de Intervenientes Anuentes,	And, in the capacity of Intervening and Consenting Parties,

Sociedade Educacional Sul-Rio-Grandense S/S Ltda., uma sociedade simples limitada, com sede na Avenida Manoel Elias, 2001, CEP 91.240-261, na cidade de Porto Alegre, Estado do Rio Grande do Sul, inscrita no CNPJ/MF sob o nº [ ], mantenedora da FAPA — Faculdade Porto-Alegrense, doravante denominada “FAPA” ou “Sociedade”;

Sociedade Educacional Sul-Rio-Grandense S/S Ltda., a for-profit company in the form of a “sociedade simples limitada”, with its headquarters at Avenida Manoel Elias, 2001, Zip Code 91.240-261, in the City of Porto Alegre, State of Rio Grande do Sul, enrolled with CNPJ/MF under No. [ ], mantenedora of FAPA — Faculdade Porto-Alegrense, hereinafter referred to as “FAPA” or the “Company”;

Sociedade Porto-Alegrense de Pesquisa Educacional S/S Ltda., uma sociedade simples limitada, com sede na Rua Professor Ulisses Cabral, 405, Chácara das Pedras, CEP 91.330-520, na cidade de Porto Alegre, Estado do Rio Grande do Sul, inscrita no CNPJ/MF sob o nº [ ], doravante denominada “Sociedade Porto-Alegrense de Pesquisa”; e

Sociedade Porto-Alegrense de Pesquisa Educacional S/S Ltda., a for-profit company in the form of a “sociedade simples limitada”, with its headquarters at Rua Professor Ulisses Cabral, 405, Chácara das Pedras, Zip Code 91.330-520, in the City of Porto Alegre, State of Rio Grande do Sul, enrolled with CNPJ/MF under No. [ ], hereinafter referred to as “Sociedade Porto-Alegrense de Pesquisa”; and

SFS Assessoria e Consultoria S/S Ltda., uma sociedade simples limitada, com sede na Rua General Francisco de Paula, 200, fundos, Chácara das Pedras, CEP 91.330-440, na cidade de Porto Alegre, Estado do Rio Grande do Sul,

SFS Assessoria e Consultoria S/S Ltda., a for-profit company in the form of a “sociedade simples limitada”, with its headquarters at Rua General Francisco de Paula, 200, fundos, Chácara das Pedras, Zip Code 91.330-440, in the

inscrita no CNPJ/MF sob o nº [ ], doravante denominada “SFS Assessoria”.	City of Porto Alegre, State of Rio Grande do Sul, enrolled with CNPJ/MF under No. [ ], hereinafter referred to as “SFS Assessoria”.

A Compradora e os Vendedores serão doravante denominados em conjunto como as “Partes” e, individualmente, a “Parte”.	The Purchaser and the Sellers are hereinafter collectively referred to as “Parties” and, individually, as “Party”;

CONSIDERANDO QUE:	WHEREAS:

(i) Os Vendedores são os únicos proprietários e controladores da Sociedade, na qualidade de sócios desta;	(i) The Sellers are the sole owners and controllers of the Company, as its quotaholders;

(ii) Os Vendedores promoverão a transformação da Sociedade em uma sociedade empresária sob a forma de sociedade limitada;	(ii) The Sellers will transform the Company into a business company (sociedade empresária), under the form of a Brazilian limited liability company (sociedade limitada);

(iii) A Compradora pretende comprar dos Vendedores e os Vendedores estão interessados em vender à Compradora 100% (cem por cento) das quotas do capital social da Sociedade após sua transformação em sociedade empresária limitada (doravante designadas “Quotas”), com tudo que elas representam e a propriedade de todos os ativos tangíveis e intangíveis relacionados à operação da Sociedade em educação superior, inclusive, entre outros: (i) os direitos e obrigações com relação à operação da Sociedade e de suas instalações; (ii) os direitos e obrigações com relação a todos os alunos e corpo docente da Sociedade; (iii) os registros e arquivos físicos e eletrônicos relacionados à operação da Sociedade; (iv) todas as contas a pagar e a receber com relação à operação da Sociedade; (v) o mobiliário, telefones, maquinário, equipamentos e outros ativos fixos relacionados à operação da Sociedade e a suas instalações; (vi) todas as marcas, slogans e sinais de propaganda, nomes comerciais, logotipos e outros direitos de propriedade

(iii) The Purchaser intends to purchase from the Sellers, and the Sellers are interested in selling to the Purchaser one hundred percent (100%) of the quotas in which the Company’s capital stock will be divided after its transformation into a sociedade empresária limitada (hereinafter referred to as the “Quotas”), with everything they represent and ownership of all tangible and intangible assets relating to the operation of the Company in higher education, including, but not limited to: (i) the rights and obligations concerning the Company operation and its facilities; (ii) the rights and obligations concerning all students and teaching faculty of the Company; (iii) physical and electronic records and files related to the operation of the Company; (iv) all receivables and payables in respect to the Company operation; (v) the furniture, telephones, machinery, equipment and other fixed assets concerning the Company operation and its facilities; (vi) all trademarks, slogans and advertising signs, trade names, logos and other intelectual e industrial com relação à operação da Sociedade; (vii) computadores, software, sistemas de informação corporativos e suas respectivas licenças e websites com relação à operação da Sociedade e a suas instalações; (viii) outros contratos relacionados ou necessários para a operação da Sociedade e de suas instalações; (ix) capital de giro da Sociedade; e (x) todos os cursos, autorizações, registros e licenças relacionados à operação da Sociedade emitidos pelo MEC ou outro órgão ou ministério competente, seja aprovados ou simplesmente concedidos ou solicitados; e rights of intellectual and industrial property regarding the Company operation; (vii) computers, software, corporate information systems and their respective licenses and websites in respect of the Company operation and its facilities; (viii) other agreements relating or necessary for the operation of the Company and its facilities; (ix) the Company’s working capital; and (x) all courses, authorizations, registrations and licenses relating to the Company operation issued by MEC or other competent agency or ministry, whether approved or merely granted or requested; and

(iv) As Partes têm a intenção de prosseguir com a Operação, conforme definido neste Contrato.	(iv) The Parties intend to carry out the Transaction, as defined in this Agreement.

ISSO POSTO, em contraprestação pelas respectivas avenças e acordos contidos neste instrumento, as Partes têm entre si justo e contratado o quanto segue:	NOW THEREFORE, in consideration of the respective covenants and agreements set forth herein, the Parties hereto agree as follows:

Artigo I — DEFINIÇÕES	Article I — DEFINITIONS

1.1 Definições. Os termos em letra maiúscula e outros termos utilizados neste Contrato, porém não definidos no corpo deste instrumento, serão definidos no Anexo 1.1 e serão utilizados neste instrumento dentro dos significados que lhe forem atribuídos no referido Anexo.

1.1 Definitions. Capitalized and other terms used in this Agreement but not defined in the body hereof are defined in Exhibit 1.1 hereto and are used herein with the meanings ascribed to them therein.

1.2 Normas de Interpretação.	1.2 Rules of Construction.

1.2.1 Conforme utilizado neste Contrato: (i) um termo contábil não definido de outra forma neste instrumento terá o significado a ele atribuído de acordo com os GAAP dos EUA; (ii) “ou” não será excludente (a menos que o contexto sugira de outra forma); (iii) “inclusive” significa “inclusive, entre outros”; (iv) palavras

1.2.1 As used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with U.S.GAAP; (ii) “or” is not exclusive (unless the context implies otherwise); (iii) “including” means “including without limitation”; (iv) words in the singular include the no singular incluirão o plural e vice-versa; (v) palavras aplicáveis a um gênero serão aplicadas a cada gênero; (vi) os termos “deste instrumento”, “neste instrumento”, “por este instrumento”, “a este instrumento” e palavras derivadas ou semelhantes referem-se integralmente a este Contrato, inclusive seus Anexos e Apensos; (vii) os termos “Artigo”, “Cláusula”, “Anexo” e “Apenso” referem-se ao Artigo, à Cláusula, ao Anexo ou ao Apenso especificado deste Contrato; e (viii) as frases “de acordo com”, “conforme descrito em”, “sujeito aos termos de” uma Cláusula em especial deste Contrato ou palavras de importância equivalente se referirão a essa Cláusula, conforme qualquer questão nela contida esteja sujeita, limitada ou explicada por qualquer Apenso deste Contrato.

plural and vice versa; (v) words applicable to one gender apply to each gender; (vi) the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement, including the Exhibits and Schedules hereto; (vii) the terms “Article”, “Section”, “Exhibit” and “Schedule” refer to the specified Article, Section, Exhibit or Schedule of or to this Agreement; and (viii) the phrases “pursuant to”, “as described in”, “subject to the terms of” a particular Section of this Agreement, or words of similar import, shall refer to such Section as any such matter contained therein shall be further subject to, or limited or explained by, any Schedule to this Agreement.

1.2.2 Os títulos das cláusulas deste instrumento são para fins de conveniência somente, não constituem parte deste Contrato e não serão considerados de forma a limitar ou afetar qualquer das disposições deste instrumento.

1.2.2 The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

1.2.3 A referência a qualquer Pessoa (conforme definido no Anexo 1.1) inclui os sucessores e os cessionários autorizados daquela Pessoa.	1.2.3 A reference to any Person (as defined in Exhibit 1.1) includes such Person’s successors and permitted assignees.

1.2.4 Qualquer referência a “dias” significa dias civis, a menos que Dias Úteis (conforme definido no Anexo 1.1) estejam expressamente especificados; as referências a “civis” significam o calendário gregoriano.

1.2.4 Any reference to “days” means calendar days unless Business Days (as defined in Exhibit 1.1) are expressly specified; references to “calendar” means the Gregorian calendar.

1.2.5 Os Anexos e os Apensos identificados neste Contrato são incorporados neste instrumento por referência e fazem parte dele para todos os fins.	1.2.5 The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and make a part hereof for all purposes.

1.2.6 Cópias de documentos fornecidas a uma Parte eletronicamente serão consideradas como tendo sido entregues ou disponibilizadas a essa Parte.	1.2.6 Copies of documents provided to a Party electronically shall be deemed to have been delivered to, or made available to, such Party.

1.2.7 Qualquer referência à Sociedade também deverá incluir a sua mantida, a FAPA — Faculdade Porto-Alegrense.	1.2.7 Any reference to the Company shall also include its “mantida”, FAPA — Faculdade Porto-Alegrense.

1.3 Negociação. As Partes, cada qual representada por advogado, participaram da negociação e da elaboração deste Contrato. No caso de surgir ambiguidade ou dúvida sobre a intenção ou interpretação, este Contrato será interpretado como se tivesse sido elaborado conjuntamente pelas Partes, e nenhuma presunção ou ônus da prova surgirá a favor ou contra qualquer Parte em virtude da autoria de quaisquer disposições deste Contrato.

1.3 Negotiation. The Parties hereto, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted jointly by such Parties and no presumption or burden of proof shall arise favoring or burdening any Party hereto by virtue of the authorship of any of the provisions of this Agreement.

1.4. Todas as obrigações deste instrumento e de outros Documentos da Operação são assumidas solidariamente pelos Vendedores.	1.4 All obligations from this instrument and other Transaction Documents are jointly assumed by the Sellers.

Artigo II — VENDA E COMPRA	Article II — SALE AND PURCHASE

2.1 De acordo com os termos deste Contrato, na Data de Fechamento, cada Vendedor deverá vender, transmitir, ceder, transferir e entregar à Compradora 100% (cem por cento) das suas Quotas, livres e desembaraçadas de todos os Gravames e, sujeito às condições e ao cumprimento das Condições Precedentes pelos Vendedores, a Compradora deverá comprar, adquirir e aceitar tais Quotas.

2.1 Pursuant to the terms of this Agreement, on the Closing Date, each Seller shall sell, convey, assign, transfer and deliver to the Purchaser one hundred percent (100%) of their Quotas, free and clear of all Liens, and, subject to the conditions and the fulfillment of the Conditions Precedent by the Sellers, the Purchaser shall purchase, acquire and accept such Quotas.

2.2 Preço de Aquisição. Com a devida observância dos termos e condições deste Contrato e de outros Documentos da Operação, a Compradora pagará aos Vendedores, por 100% (cem por cento) das Quotas, o valor equivalente ao resultado da seguinte fórmula:

2.2 Purchase Price. With due regard to the terms and conditions of this Agreement and other Transaction Documents, the Purchaser shall pay to the Sellers, for one hundred percent (100%) of the Quotas, the amount equivalent to the result of the following formula: nine million

R$9.000.000,00 (nove milhões de Reais), reajustado de acordo com a variação do Índice IGP-M/FGV, com base no último índice publicado antes da Data de Fechamento, a contar de 1º de janeiro de 2014 até o Dia Útil imediatamente anterior à Data de Fechamento (“Preço Base Reajustado”), menos 100% (cem por cento) da Dívida (conforme definido abaixo), diminuído ou acrescido do Ajuste de Capital de Giro (conforme definido abaixo), acrescido do Pagamento Condicional (conforme definido abaixo) se houver (o “Preço de Aquisição”), na seguinte proporção: 48,5% (quarenta e oito vírgula cinco por cento) ao Sr. Solon; 29,10% (vinte e nove vírgula dez por cento) ao Sr. Darci; 19,4% (dezenove vírgula quatro por cento) a Sra. Ana Maria; e 3% (três por cento) ao Sr. Iron.

Reais (R$9,000,000.00), in accordance with the variation of the IGP-M/FGV Index, based on the last index published prior to the Closing Date, as of January 1, 2014 until the Business Day immediately before the Closing Date (“Adjusted Base Price”), minus one hundred percent (100%) of Debt (as defined below), plus or minus the Working Capital Adjustment (as defined below), increased with the Conditional Payment (as defined below) if any (the “Purchase Price”), in the following proportion: forty-eight point five percent (48.5%) to Mr. Solon; twenty-nine point ten percent (29.10%) to Mr. Darci; nineteen point four percent (19.4%) to Ms. Ana Maria; e three percent (3%) to Mr. Iron.

.	.

2.3. O Preço de Aquisição deverá ser pago pela Compradora aos Vendedores, por meio do (i) Pagamento Diferido; (ii) Pagamento Condicional; e (iii) pagamento do Ajuste do Capital de Giro, nos termos da Cláusula 2.4(ii), se houver, de acordo com os seguintes termos:

2.3 The Purchase Price shall be paid by the Purchaser to the Sellers, by means of the (i) Deferred Payment; (ii) Conditional Payment; and (iii) the payment of the Working Capital Adjustment, pursuant to Section 2.4(ii), if any, in accordance with the following terms:

(i) A Compradora deverá pagar aos Vendedores, nas proporções indicadas na Cláusula 2.2 acima, o valor total do Preço Base Reajustado (o “Pagamento Diferido”), em moeda corrente nacional, por meio de transferência de fundos imediatamente disponíveis em nome de cada um dos Vendedores. O Pagamento Diferido será representado por meio de 2 (duas) notas promissórias pagáveis no quarto e quinto aniversários da Data de Fechamento, sendo a primeira no valor de 1/3 (um terço) do valor

(i) The Purchaser shall pay to the Sellers, in the proportion indicated in Section 2.2 above, the total amount of the Adjusted Base Price (the “Deferred Payment”), in Brazilian currency, by means of transfer of immediately available funds in the name of each one of the Sellers. The Deferred Payment shall be represented by means of two (2) promissory notes, due, respectively, on the fourth and fifth anniversaries of the Closing Date, being the first in the amount of 1/3 (one third) of the total amount of the Adjusted Base Price and the second in the total do Preço Base Reajustado e a segunda no valor de 2/3 (dois terços) do valor total do Preço Base Reajustado, cujo valor do principal será corrigido de acordo com a variação positiva do Índice IGP-M/FGV, com base no último índice publicado antes da data do pagamento, a contar da Data de Fechamento até a data do efetivo pagamento de cada nota promissória (as “Notas Promissórias”), as quais serão entregues pela Compradora aos Vendedores na Data de Fechamento. Na data de pagamento, o valor de cada Nota Promissória ficará sujeito a eventuais ajustes negativos de valores em razão da verificação, pelo Auditor Independente (conforme definido abaixo), de Dívidas e do Ajuste do Capital de Giro, e/ou da ocorrência de Danos a serem indenizados pelos Vendedores, nos termos do Artigo IX deste Contrato.

amount of 2/3 (two thirds) of the total amount of the Adjusted Base Price, which principal amount shall be adjusted in accordance with the positive variation of the IGP-M/FGV Index, based on the last index published prior the payment date, from the Closing Date until the date of the effective payment of each promissory note (the “Promissory Notes”), which shall be delivered by the Purchaser to the Sellers on the Closing Date. On the payment date, the amount of each Promissory Note shall be subject to possible negative adjustments due to the assessment, by the Independent Auditor (as defined below), of Debts and Working Capital Adjustment, and/or to the occurrence of Damages to be indemnified by the Sellers, in accordance with Article IX of this Agreement.

(ii) Dentro de 30 (trinta) dias a contar da data do pagamento das Contingências Fiscais, conforme definido abaixo, a Compradora deverá pagar aos Vendedores o Pagamento Condicional, caso positivo, nos termos da Cláusula 2.6.4 abaixo, em moeda corrente nacional, por meio de transferência de fundos imediatamente disponíveis em nome de cada um dos Vendedores e nas proporções indicadas na Cláusula 2.2 acima. Na data de pagamento, o valor do Pagamento Condicional ficará sujeito a eventuais ajustes positivos ou negativos de valores em razão da verificação, pelo Auditor Independente (conforme definido abaixo), de Dívidas e do Ajuste do Capital de Giro, e/ou da ocorrência de Danos a serem indenizados pelos Vendedores, nos termos do Artigo IX deste Contrato.

(ii) Within thirty (30) days as of the date of the payment of the Tax Contingencies, as defined below, the Purchaser shall pay to the Sellers the Conditional Payment, if positive, in accordance with Section 2.6.4 below, in Brazilian currency, by means of transfer of immediately available funds in the name of each of the Sellers and in the proportions indicated in Section 2.2 above. On the payment date, the amount of the Conditional Payment shall be subject to positive or negative adjustments due to the assessment, by the Independent Auditor (as defined below), of Debts and Working Capital Adjustment, and/or to the occurrence of Damages to be indemnified by the Sellers, in accordance with Article IX of this Agreement.

2.4 Ajustes. As seguintes definições e ajustes deverão ser aplicados ao cálculo do Preço de Aquisição.	2.4 Adjustments. The following definitions and adjustments shall apply to the calculation of the Purchase Price.

(i) “Dívida(s)” significará qualquer dívida da Sociedade, de curto ou longo prazo, constituídas até e/ou na Data de Fechamento, incluindo, sem se limitar a, qualquer dívida vencida, parcelada ou não, com: (a) instituições financeiras; (b) autoridades fiscais; (c) partes relacionadas; (d) empregados; (e) fornecedores; ou (f) quaisquer terceiros em geral. A fim de comprovar referidas Dívidas, os Vendedores deverão entregar à Compradora, na Data de Fechamento, demonstrações financeiras da Sociedade elaboradas dentro de até 48 (quarenta e oito) horas antes da Data do Fechamento, com data base na Data de Fechamento (as “Demonstrações Financeiras de Fechamento”), as quais serão anexas ao presente como Anexo 2.4(i). O valor das Dívidas, refletidas ou não nas Demonstrações Financeiras de Fechamento, deverá ser totalmente deduzido do valor do Pagamento Condicional e, caso este não seja suficiente ou já tenha sido realizado ou não for aplicável, o valor devido será deduzido da primeira e da segunda Notas Promissórias, nesta ordem, ou de qualquer outro valor devido pela Compradora ou pela Sociedade aos Vendedores ou do Aluguel nos termos da Cláusula 7.1.2 abaixo (o “Ajuste da Dívida”).

(i) “Debt(s)” shall mean any indebtedness owed by the Company, short or long term, undertaken until and/or on the Closing Date, including, but not limited to, any overdue debt, divided in installments or not, with: (a) financial institutions; (b) tax authorities; (c) related parties; (d) employees; (e) suppliers; or (f) third parties in general. In order to prove such Debts, the Sellers shall deliver to the Purchaser, in the Closing Date, the Company’s financial statements prepared on a date not later than 48 (forty-eight) hours before the Closing Date, dated as of the Closing Date (the “Closing Financial Statements”), which shall be attached hereto as Exhibit 2.4(i). The amount of the Debts, reflected or not in the Closing Financial Statements, shall be totally deducted from the Conditional Payment and, in case it is not sufficient or it has already been made or its not applicable, then the due amount shall be deducted from the first and second Promissory Notes, respectively, or from any other amount due by the Purchaser or by the Company to the Sellers or from the Rent in accordance with Section 7.1.2 below (the “Debt Adjustment”).

(ii) Ajuste de Capital de Giro: As Partes convencionam que, na Data de Fechamento, a Sociedade deverá cumprir com a seguinte condição: a razão entre o ativo circulante e o passivo circulante (incluindo receita diferida) da Sociedade, de acordo com os GAAP do Brasil, deverá ser igual a 1:1. Referido cálculo não deverá considerar o Valor em Caixa, conforme definido abaixo. O cumprimento da referida condição deverá ser confirmado pela Compradora nas Demonstrações Financeiras de Fechamento, anexadas ao apresente como Anexo 2.4(i). Se esta condição não for

(ii) Working Capital Adjustment. The Parties agree that, on the Closing Date, the Company shall comply with the following condition: the ratio between the current assets and the current liabilities (including deferred revenue) of the Company, in accordance with Brazilian GAAP, shall be equal 1:1. Referred calculation shall not consider the Amount in Cash, as defined below. The compliance with such condition shall be confirmed by the Purchaser in the Closing Financial Statements, attached hereto as Exhibit 2.4(i). If this condition is not fulfilled, the increase in the cumprida, o acréscimo no ativo circulante da Sociedade, na Data de Fechamento, para cumprir com a condição acima, será totalmente deduzido do valor do Pagamento Condicional ou, caso este não seja suficiente, já tenha sido realizado ou não for aplicável, o valor devido será deduzido da primeira e da segunda Nota Promissória, nesta ordem, ou de qualquer outro valor devido pela Compradora ou pela Sociedade aos Vendedores ou do Aluguel nos termos da Cláusula 7.1.2 abaixo, na base de R$1,00:R$1,00 (um real por um real). Se esta condição for cumprida e o ativo circulante da Sociedade, na Data de Fechamento, for maior que o passivo circulante da Sociedade, então o excedente será acrescido ao Pagamento Condicional ou, caso este já tenha sido realizado ou não seja aplicável, o excedente será pago aos Vendedores, na proporção da Cláusula 2.2 acima, dentro de 60 (sessenta) dias a contar da data de recebimento, pela Compradora, do relatório de validação das Demonstrações Financeiras de Fechamento a ser elaborado pelo Auditor Independente nos termos da Cláusula 2.4.1., com base em R$1,00:R$1,00 (um real por um real) (no caso de excedente ou déficit, o “Ajuste de Capital de Giro”).

current assets of the Company, on the Closing Date, to fulfill the condition above, shall be totally deducted from the Conditional Payment or, in case it is not sufficient or it has already been made or it not applicable, then the due amount shall be deducted from the first and second Promissory Notes, respectively, or from any other amount due by the Purchaser or by the Company to the Sellers or from the Rent in accordance with Section 7.1.2 below, on a one Real to one Real (R$1.00:R$1.00) basis. If this condition is fulfilled and the current assets is, on the Closing Date, higher than the current liabilities of the Company, than the exceeding amount shall be added to the Conditional Payment or, in case it has already been done or it is not applicable, the exceeding amount shall be paid to the Sellers, in the proportion of Section 2.2 above, within sixty (60) days as of the receipt, by the Purchaser, of the report of validation of the Closing Financial Statements to be prepared by the Independent Auditor in accordance with Section 2.4.1. on a one Real to one Real (R$1,00:R$1,00) basis (in the case of surplus or deficit, the “Working Capital Adjustment”).

2.4.1 Validação das Demonstrações Financeiras de Fechamento. Dentro do prazo de 90 (noventa) dias a contar da Data de Fechamento, as Demonstrações Financeiras de Fechamento deverão ser revisadas e validadas pela PricewaterhouseCoopers Auditores Independentes (o “Auditor Independente”), de acordo com as regras dos GAAP do Brasil. O relatório escrito a ser entregue à Compradora pelo Auditor Independente deverá ser final e vinculará as Partes para todos os fins deste Contrato. Caso o Auditor Independente identifique qualquer inexatidão ou

2.4.1 Validation of the Closing Financial Statements. Within ninety (90) days as of the Closing Date, the Closing Financial Statements shall be revised and validated by PricewaterhouseCoopers Auditores Independentes (the “Independent Auditor”), in accordance with the Brazilian GAAP. The written report to be delivered to the Purchaser by the Independent Auditor shall be final and bind the Parties for the purposes of this Agreement. In case the Independent Auditor assess any inaccuracy or inconsistency in the Closing Financial Statements with regard to the Debt and inconsistência nas Demonstrações Financeiras de Fechamento com relação às Dívidas e o Ajuste de Capital de Giro, os Ajustes do Preço de Aquisição nos termos das Cláusulas 2.4(i) e 2.4.(ii) acima deverão ser realizados nos termos deste Contrato.

the Working Capital Adjustment, the Purchase Price Adjustments as set forth in Sections 2.4(i) e 2.4.(ii) above shall be totally made in accordance with the terms and conditions of this Agreement.

2.4.1.1 O custo de contratação do Auditor Independente será arcado somente pela Compradora.	2.4.1.1 The cost of hiring the Independent Auditor shall be borne only by the Purchaser.

2.5. Contingências Fiscais Federais. As Partes reconhecem que (i) a Sociedade possui determinadas contingências fiscais federais na presente data nos termos do Anexo 2.5 (as “Contingências Fiscais”); e (ii) o Preço de Aquisição foi calculado considerando que o valor das Contingências Fiscais a ser pago às autoridades fiscais federais após a Data de Fechamento será de, no máximo, R$20.000.000,00 (vinte milhões de reais) (o “Valor Total das Contingências Fiscais”) e que os Vendedores farão com que a Sociedade tenha, na Data de Fechamento, o valor de R$7.000.000,00 (sete milhões de reais) em caixa (o “Valor em Caixa”). As Partes esclarecem que a definição de Dívidas, nos termos da Cláusula 2.4(i), não inclui as Contingências Fiscais

2.5. Federal Tax Contingencies. The Parties acknowledge that (i) the Company has certain federal tax contingencies on the date hereof pursuant to Exhibit 2.5 (the “Tax Contingencies”); and (ii) the Purchase Price has been calculated assuming that the amount of the Tax Contingencies to be paid to the federal tax authorities after the Closing Date shall be in the maximum amount of twenty million Reais (R$20,000,000.00) (the “Total Amount of Tax Contingencies”) and that the Sellers shall cause the Company to have, on the Closing Date, the amount of seven million Reais (R$7,000,000.00) in cash (the “Amount in Cash”). The Parties clarify that the definition of Debts, in accordance with Section 2.4(i), does not include the Tax Contingencies.

2.5.1 Fica acordado que o valor de R$13.000.000,00 (treze milhões de reais), o qual representa a diferença entre o Valor Total das Contingências Fiscais e o Valor em Caixa, deverá ser de responsabilidade da Sociedade, após a celebração do presente instrumento, (o “Valor Assumido das Contingências Fiscais”) e deverá ser reajustado de acordo com a variação do Índice IGP-M/FGV, com base no último índice publicado antes da Data de Fechamento, a contar de 1º de janeiro de 2014

2.5.1 It is hereby agreed that the amount of thirteen million Reais (R$13,000,000.00), which represents the difference between the Total Amount of Tax Contingencies and the Amount in Cash, shall be of the responsibility of the Company, after the signature of this Agreement, (the “Assumed Amount of the Tax Contingencies”) and it shall be adjusted in accordance with the IGP-M/FGV Index, based on the last index published prior to the Closing Date, as of January 1, 2014 until the Business

até o Dia Útil imediatamente anterior à Data de Fechamento.	Day immediately preceding the Closing Date.

2.5.2 As Partes acordam ainda que qualquer diferença entre o Valor Assumido das Contingências Fiscais e o valor efetivamente pago pela Sociedade após a Data de Fechamento às autoridades fiscais federais para a quitação total das Contingências Fiscais (o “Valor do Efetivo Pagamento das Contingências Fiscais”) estará sujeita aos termos desta Cláusula e da Cláusula 2.6 abaixo.

2.5.2 The Parties further agree that any difference between the Assumed Amount of the Tax Contingencies and the amount actually paid by the Company after the Closing Date to the federal tax authorities for complete settlement of the Tax Contingencies (the “Amount of the Effective Payment of the Tax Contingencies”) shall be subject to the terms of this Section and Section 2.6 below.

2.6. Pagamento das Contingências Fiscais. As Partes acordam que a Compradora deverá fazer com que a Sociedade pague as Contingências Fiscais dentro de 10 (dez) Dias Úteis a contar da Data de Fechamento, por meio da adesão ao Programa de Recuperação Fiscal - REFIS (o “REFIS”), instituído pela lei 12.996 de 18 de junho de 2014. Para esse fim, os Vendedores deverão preparar a retificação de todos os documentos contábeis e fiscais correlatos às Contingências Fiscais e entregar para a revisão e aprovação da Compradora até a Data de Fechamento (os “Documentos de Retificação”).

2.6. Payment of the Tax Contingencies. The Parties agree that the Purchaser shall cause the Company to pay the Tax Contingencies within ten (10) Business Days as of the Closing Date, by adhering to the Tax Recovery Program - REFIS (the “REFIS”), set forth by Law No. 12,996 of June 18, 2014. For this purpose, the Sellers shall prepare the rectification of all accounting and tax documents related to Tax Contingencies and deliver such documents to the review and approval of the Purchaser until the Closing Date (the “Rectification Documents”).

2.6.1. Caso a adesão da Sociedade ao REFIS não seja possível por qualquer razão não imputável à Compradora, a Compradora deverá fazer com que a Sociedade pague as Contingências Fiscais por meio de denúncia espontânea.

2.6.1. In case the adhesion of the Company to REFIS is not possible for any reason not attributable to the Purchaser, the Purchaser shall cause the Company to pay the Tax Contingencies by means of a self-assessment (denúncia espontânea).

2.6.2 Fica acordado que os Vendedores permanecerão responsáveis por toda e qualquer despesa ou prejuízo oriundos da adesão ao REFIS ou da denúncia espontânea previstas nas Cláusulas 2.6 e 2.6.1, incluindo as retificações contábeis e fiscais necessárias, sendo que referidas eventuais despesas ou prejuízos

2.6.2 It is hereby agreed that the Sellers shall remain liable for any expenses or damages arising from the adhesion to REFIS or the self-assessment set forth in Sections 2.6 and 2.6.1, including the necessary accounting and tax rectifications, and such expenses and damages may be offset by the Purchaser or the Company poderão ser compensadas pela Compradora ou pela Sociedade contra todo e qualquer valor devido pela Sociedade, pela Compradora ou suas Afiliadas aos Vendedores ou contra o Aluguel nos termos da Cláusula 7.1.2 abaixo.

against any amount owed by the Company, by the Purchaser or its Affiliates to the Sellers or against the Rent in accordance with Section 7.1.2 below.

2.6.3. Caso (i) os Vendedores não cumpram com a obrigação de manter o Valor em Caixa na Data de Fechamento; ou (ii) o Valor do Efetivo Pagamento das Contingências Fiscais seja superior ao Valor Total das Contingências Fiscais em virtude de qualquer fato, ato ou omissão da Sociedade anterior à Data de Fechamento, incluindo, mas não se limitando a uma eventual autuação da Sociedade, após a Data de Fechamento, por parte das autoridades fiscais federais antes da adesão da Sociedade ao REFIS ou da denúncia espontânea referidas nas Cláusulas 2.6 e 2.6.1 acima, o valor resultante da seguinte fórmula será de responsabilidade dos Vendedores e poderá ser compensado pela Compradora contra o pagamento do Ajuste do Capital de Giro ou, caso este não seja suficiente, deverá ser pago à Sociedade igualmente pelo Sr. Solon e pelo Sr. Darci, juntamente com os Tributos devidos pela Sociedade para o recebimento destes valores, dentro de 60 (sessenta) dias a contar da data de recebimento, pela Compradora, do relatório de validação das Demonstrações Financeiras de Fechamento a ser elaborado pelo Auditor Independente nos termos da Cláusula 2.4.1. Caso referida obrigação de pagamento não seja cumprida pelo Sr. Solon e/ou pelo Sr. Darci, o valor devido poderá ser compensado pela Compradora ou pela Sociedade contra todo e qualquer valor devido pela Sociedade, pela Compradora ou suas Afiliadas ao Sr. Solon e/ou ao Sr. Darci, conforme o caso ou contra o Aluguel nos termos da Cláusula 7.1.2 abaixo: [(o Valor do Efetivo Pagamento das Contingências Fiscais menos o Valor Assumido das Contingências

2.6.3. In case (i) the Sellers fail to comply with the obligation to maintain the Amount in Cash on the Closing Date; or (ii) the Amount of the Effective Payment of the Tax Contingencies is higher than the Total Amount of the Tax Contingencies due to any fact, act or omission of the Company prior to the Closing Date, including, but not limited to an occasional assessment of the Company, after the Closing Date, by federal tax authorities before the adhesion of the Company to REFIS or the self-assessment set forth in Sections 2.6 and 2.6.1 above, the amount resulting from the following formula shall be of the responsibility of the Sellers and may be offset by the Purchaser against the payment of the Working Capital Adjustment or, in case it is not sufficient, it shall be equally paid to the Company by Mr. Solon and Mr. Darci, along with the Taxes due by the Company for the receipt of such amounts, within sixty (60) days as of the receipt, by the Purchaser, of the report of validation of the Closing Financial Statements to be prepared by the Independent Auditor in accordance with Section 2.4.1. In case such payment obligation is not complied by Mr. Solon and/or Mr. Darci, the due amount may be offset by the Purchaser or the Company against all and any amount owed by the Company, by the Purchaser or its Affiliates to Mr. Solon or Mr. Darci, as the case may be, or against the Rent in accordance with Section 7.1.2 below: [(the Amount of the Effective Payment of the Tax Contingencies minus the Assumed Amount of the Tax Contingencies) minus the Amount in Cash].

Fiscais) menos o Valor em Caixa].

2.6.4. Caso, por qualquer razão, o valor resultante da seguinte fórmula seja positivo, este deverá ser pago aos Vendedores pela Compradora, nos termos da Cláusula 2.3(ii) acima: [o Valor Assumido das Contingências Fiscais menos (o Valor do Efetivo Pagamento das Contingências Fiscais menos o Valor em Caixa)] (o “Pagamento Condicional”).

2.6.4. In case, for any reason, the amount resulting from the following formula is positive, such amount shall be paid to the Sellers by the Purchaser, pursuant to Section 2.3(ii) above: [the Assumed Amount of the Tax Contingencies minus (the Amount of the Effective Payment of the Tax Contingencies minus the Amount in Cash)] (the “Conditional Payment”).

2.7. Créditos Tributários. Os Vendedores terão o direito de escolher advogado para, através de processo administrativo ou ajuizamento de ação judicial, buscar a restituição dos tributos pagos à Receita Federal exclusivamente de competências em data anterior à Data de Fechamento, a seu exclusivo custo e responsabilidade, e fazendo qualquer depósito judicial que possa ser necessário. A Compradora obriga-se a fornecer procuração para o advogado indicado e a restituir aos Vendedores, na proporção indicada na Cláusula 2.2 acima, os valores recebidos como resultado deste processo administrativo ou da ação judicial, através de decisão judicial transitada em julgado, após o pagamento ou compensação fiscal pelo órgão público requerido. As Partes esclarecem que referida restituição aos Vendedores ocorrerá na proporção da utilização do respectivo crédito tributário pela Sociedade e somente após a efetiva utilização, a qual deverá ocorrer dentro do menor período possível de acordo com o planejamento tributário da Sociedade no momento, mediante dedução, pela Sociedade, de toda e qualquer despesa ou tributo incidente sobre a transferência dos valores devidos aos Vendedores. Fica acordado que a Sociedade poderá compensar os valores

2.7. Tax Credits. The Sellers shall have the right to choose the lawyer to, by means of an administrative proceeding or the filing of a judicial lawsuit, obtain the refund of the taxes paid to the Federal Revenue exclusively regarding the period before the Closing Date, at their owns costs and responsibility, and making any necessary judicial deposit that may be necessary. The Purchaser undertakes to provide a power-of-attorney to the attorney appointed and refund to the Sellers, in the proportion indicated in Section 2.2 above, the amounts received as a result of such administrative proceeding or judicial lawsuit, by means of an unappealable court decision, after the tax payment or offsetting by the competent public entity. The Parties clarify that such refund to the Sellers shall occur in proportion to of the relevant tax credit by the Company, and only after the effective use, which shall occur within the shortest period possible based on the tax planning of the Company at that time, upon deduction, by the Company, of all and any expenses or tax levied on the transfer of the due amounts to the Sellers. The Parties agree that the Company may offset the amounts due to the Sellers under this Section against any other amount due to the Purchaser, to the Company or any of its Affiliates by the Sellers.

devidos aos Vendedores nos termos desta Cláusula contra todo e qualquer valor devido à Sociedade, à Compradora ou a suas Afiliadas pelos Vendedores.

2.8. Créditos Educacionais. Os Vendedores terão o direito de escolher empresa de cobrança a fim de cobrar e renegociar os créditos da Sociedade relativos a alunos inadimplentes há mais de 1 (um) ano a contar da Data de Fechamento, desde que estes não estejam matriculados e frequentando cursos da FAPA, a seu exclusivo custo e responsabilidade (os “Créditos Educacionais”). A Compradora obriga-se a fornecer os documentos necessários para a cobrança e renegociação dos Créditos Educacionais e se compromete a fazer com que a Sociedade não perdoe as dívidas relativas aos Créditos Educacionais vencidas no período entre 12 (doze) e 24 (vinte e quatro) meses anteriores à Data de Fechamento. Todos os valores recebidos pela Sociedade em virtude do pagamento dos Créditos Educacionais deverão ser pagos aos Vendedores, na proporção indicada na Cláusula 2.2 acima, a cada 6 (seis) meses ou sempre que os valores dos referidos pagamentos somem R$200.000,00 (duzentos mil reais), o que ocorrer primeiro. As Partes esclarecem que referidos pagamentos aos Vendedores ocorrerá mediante dedução, pela Sociedade, de toda e qualquer despesa ou tributo incidente sobre a transferência dos valores devidos aos Vendedores. Fica acordado que a Sociedade poderá compensar os valores devidos aos Vendedores nos termos desta Cláusula contra todo e qualquer valor devido à Sociedade, à Compradora ou a suas Afiliadas pelos Vendedores.

2.8. Educational Credits. The Sellers shall have the right to choose collecting company to collect and renegotiate the credits of the Company related to the defaulting students which debt was due over one (1) year before the Closing Date, provided that such students are no longer enrolled and attending classes at FAPA, at their owns costs and responsibility (the “Educational Credits”). The Purchaser undertakes to provide all necessary documents for the collecting and renegotiation of the Educational Credits and undertakes to cause the Company to not forgive the debts related to the Educational Credits matured in the period between twelve (12) and twenty-four (24) months before the Closing Date. All the amounts received by the Company by virtue of the payment of the Educational Credits shall be paid to the Sellers, in the proportion indicated in Section 2.2 above, every six (6) months or whenever the amounts of such payments equal two hundred thousand Reais (R$200,000.00), whichever occurs first. The Parties clarify that such payments to the Sellers shall occur upon the deduction, by the Company, of all and any expenses or tax levied on the transfer of the due amounts to the Sellers. The Parties agree that the Company may offset the amounts due to the Sellers under this Section against any other amount due to the Purchaser, to the Company or any of its Affiliates by the Sellers

Artigo III — CONDIÇÕES PRECEDENTES E DECLARAÇÕES DE CUMPRIMENTO	Article III — CONDITIONS PRECEDENT AND REPRESENTATIONS OF COMPLIANCE

3.1. Condições Precedentes. As Partes concordam que, na Data de Fechamento, os Vendedores deverão ter cumprido as seguintes condições suspensivas do fechamento da Operação, cuja comprovação será razoavelmente fornecida à Compradora, à satisfação da Compradora (“Condições Precedentes”).

3.1. Conditions Precedent. The Parties agree that, on the Closing Date, the Sellers shall have met the following conditions precedent to the closing of the Transaction, proof of which shall be reasonably provided to the Purchaser, at Purchaser’s satisfaction (“Conditions Precedent”):

3.1.1 Transformação da Sociedade. Os Vendedores deverão ter completado a transformação da Sociedade em sociedade empresária limitada, de acordo com a legislação aplicável, devidamente registrada no Cartório de Registro de Títulos e Documentos e Civil de Pessoa Jurídica competente e na JUCERGS, ou, pelo menos, ter apresentado o respectivo ato societário de transformação para registro na JUCERGS, cujas evidências serão anexadas ao presente como Anexo 3.1.1. Caso, na Data de Fechamento, os Vendedores apresentem à Compradora somente o protocolo de registro na JUCERGS do ato societário de transformação da Sociedade em sociedade empresária limitada e referido pedido de registro seja indeferido após da Data de Fechamento, os Vendedores serão os únicos responsáveis pelo cumprimento de toda e qualquer exigência feita pela JUCERGS para o registro do referido ato societário de transformação da Sociedade, bem como deverão arcar com todos os custos e despesas necessários para este fim, incluindo honorários advocatícios. Todo e qualquer prejuízo causado à Sociedade ou à Compradora em virtude do indeferimento do registro do ato societário de transformação pela JUCERGS poderá ser compensado pela Compradora ou pela Sociedade contra todo e qualquer valor

3.1.1 Transformation of the Company. The Sellers shall have completed the transformation of the Company into a limited liability company (sociedade empresária limitada), in accordance with the applicable laws, duly registered with the competent Registry of Deeds and Documents and Civil of the Legal Entity and with JUCERGS, or, at least, have filed the relevant corporate document of transformation at JUCERGS, which proof shall be attached hereto as Exhibit 3.1.1. In case, on the Closing Date, the Sellers provide to the Purchaser only the receipt of the presentation for filing, with JUCERGS, of the corporate document to transform the Company into a limited liability company (sociedade empresária limitada) and such registration is denied by JUCERGS after the Closing Date, the Sellers shall be the only ones responsible for the compliance with all and any requirement made by JUCERGS for the registration of such corporate document for the transformation of the Company, as well as shall bear with all related necessary costs and expenses, including lawyers’ fees. All and any damage caused to the Company or to the Purchaser due to the denial of the registration of the transformation corporate document by JUCERGS may be offset by the Purchaser or the Company against all and any amount owed by

devido pela Sociedade, pela Compradora ou suas Afiliadas aos Vendedores ou contra o Aluguel nos termos da Cláusula 7.1.2 abaixo.	the Company, by the Purchaser or its Affiliates to the Sellers or against the Rent in accordance with Section 7.1.2 below.

3.1.2. Anexos e Apensos do Contrato. Os Vendedores deverão elaborar e entregar à Compradora todos os Anexos e Apensos mencionados neste Contrato relativos à Sociedade.	3.1.2 Exhibits and Schedules. The Sellers shall have prepared and delivered to the Purchaser all Exhibits and Schedules referred to in this Agreement regarding the Company.

3.1.3. As Partes declaram está Cláusula sem efeito.	3.1.3 The Parties declare that this Section does not have effects.

3.1.4. Quitação do Acordo de Sócios da Sociedade e Declaração de Ineficácia da sua cláusula 8ª. Com relação ao Acordo de Sócios celebrado pelos Vendedores em 13 de agosto de 2013 e aditado em 21 de novembro de 2013 (o “Acordo de Sócios”), os Vendedores deverão ter: (i) declarado a ineficácia da cláusula 8ª do Acordo de Sócios, que deverá ser considerada sem efeitos perante os Vendedores, a Sociedade e terceiros em geral; e (ii) conferido uns aos outros a mais ampla, rasa, plena, geral, irrestrita, irrevogável e irretratável quitação com relação a toda e qualquer obrigação prevista no Acordo de Sócios, cuja evidência será anexada ao presente como Anexo 3.1.4.

3.1.4. Release of the Quotaholders Agreement and Statement of Ineffectiveness of its section 8. With regard to the Quotaholders’ Agreement entered into by them on August 13, 2013 and amended on November 21, 2013 (the “Quotaholders Agreement”), the Sellers shall have: (i) stated the ineffectiveness of section 8 of the Quotaholders Agreement, which shall be deemed without effect before the Sellers, the Company and third parties; and (ii) granted each other full, complete, general, unrestrictive, irrevocable and irreversible release in relation to any obligation under the Quotaholders Agreement, proof of which shall be attached hereto as Exhibit 3.1.4.

3.1.5. Retificação dos Documentos da Cisão Parcial da Sociedade. Os Vendedores deverão: (i) retificar o protocolo e justificação da cisão parcial da Sociedade, a qual foi iniciada a fim de reestruturar a relação dos Vendedores com relação à Sociedade, independentemente da presente Operação (o “Protocolo”), celebrado pelos Vendedores em 22 de novembro de 2013 e registrado no 1º Cartório de Registro de Títulos e Documentos e Civil de Pessoa Jurídica da cidade de Porto Alegre, Estado do Rio Grande do Sul sob o nº 1669131 (a “Cisão Parcial”),

3.1.5. Rectification of the Partial Spin Off Documents. The Seller shall: (i) rectify the protocol and justification of the Company’s partial spin off, which was initiated with the purpose to restructures the Company, independently of this Transaction (the “Protocol”), entered into by the Sellers on November 22, 2013 and registered with the 1st Registry of Deeds and Documents and Civil of the Legal Entity of Porto Alegre, State of Rio Grande do Sul under No. 1669131 (the “Partial Spin Off”), in accordance with Exhibit 3.1.5(i);

nos termos do Anexo 3.1.5(i); (ii) realizar uma reunião de sócios da Sociedade aprovando a referida retificação do Protocolo (a “Ata de Reunião de Sócios”); e (iii) registrar e publicar a Ata de Reunião de Sócios nos termos da lei societária vigente, cujas evidências serão anexadas ao presente como Anexo 3.1.5(ii).

(ii) hold a quotaholders’ meeting of the Company approving referred rectification of the Protocol (the “Minutes of the Quotaholders’ Meeting”); and (iii) register and publish the Minutes of the Quotaholders’ Meeting under the terms of the law in force, proof of which shall be attached hereto as Exhibit 3.1.5(ii).

3.1.6 Pagamento das verbas rescisórias da funcionária desligada. Os Vendedores deverão ter pago todas as verbas rescisórias devidas à Sra. Marília Martins Sant’Anna, CTPS 85530 Série 00018RS, em razão do seu desligamento da Sociedade, nos termos da Cláusula 3.2(i) abaixo, cuja evidência será anexada como Anexo 3.1.6.

3.1.6 Payment of termination charges of the dismissed employee. Sellers shall have paid all termination charges of Ms. Marília Martins Sant’Anna, CTPS 85530 Série 00018RS, due to her dismissal of the Company, in accordance with Section 3.1(i) below, proof of which shall be attached as Exhibit 3.1.6.

3. 2. Declarações de Cumprimento. Os Vendedores, neste ato, declaram e garantem ter cumprido com as seguintes obrigações:	3.2. Representations of Compliance. The Sellers hereby represent and warrant to have complied with the following obligations:

(i) Desligamento da Sra. Marília Martins Sant’Anna, CTPS 85530 Série 00018RS,da Sociedade, cuja evidência será anexada ao presente como Anexo 3.2(i);	(i) Dismissal of Ms. Marília Martins Sant’Anna, CTPS 85530 Série 00018RS of the Company, proof of which shall be attached hereto as Exhibit 3.2.(i);.

(ii) Pagamento do valor de R$52.244.000,00 (cinquenta e dois milhões, duzentos e quarenta e quatro mil Reais) referente ao passivo gerado para a Sociedade decorrente da transferência de ativos ocorrida em razão da Cisão Parcial da Sociedade, pagamento este que deverá ser evidenciado nas Demonstrações Financeiras de Fechamento, anexadas ao presente Contrato como Anexo 3.2(ii);

(ii) Payment of the amount of fifty-two million, two hundred forty-four Thousand Reais (R$52.244.000,00) regarding the liability created as a consequence of the transfer of assets occurred due to the Company’s Partial Spin Off, which shall be reflected in the Closing Financial Statements, attached hereto as Exhibit 3.2(ii);

(iii) Cancelamento da inscrição municipal da filial da Sociedade inscrita no CNPJ/MF sob o nº [ ]perante a Prefeitura do município de Porto Alegre, cuja evidência será anexada ao presente como Anexo 3.2(iii); e

(iii) Cancelation of the municipal tax enrollment of the Company’s branch enrolled under No. [ ] before the municipality of Porto Alegre, proof of which shall be attached hereto as Exhibit 3.2(iii); and

(iv) Celebração da escritura pública de servidão de passagem para acesso ao imóvel registrado sob o número de matrícula nº 37.823 do Ofício de Registro de Imóveis da 4ª Zona de Porto Alegre/RS por meio do imóvel registrado sob o número de matrícula nº 2.512 do Ofício de Registo de Imóveis da 6º Zona de Porto Alegre/RS (a “Servidão de Passagem”), cuja evidência será anexada ao presente como Anexo 3.2(iv). O registro da Servidão de Passagem nas matrículas dos referidos imóveis deverá ser concluído pelos Vendedores após o Fechamento, nos termos da Cláusula 7.2(iii) abaixo.

(iv) Entering into the public deed of right-of-ways for the access of the real estate property registered under registration number (matrícula) 37.823, with the 4th Real Estate Registry of the City of Porto Alegre by means of the real estate property registered under registration number (matrícula) 2.512, with the 6th Real Estate Registry of the City of Porto Alegre (the “Right-of-Ways”), proof of which shall be attached hereto as Exhibit 3.2(iv). The registration of the Right-of-Ways with the real estate registrations (matrículas) of the referred real estate properties shall be concluded by the Sellers after the Closing, in accordance with Section 7.2(iii) below.

3.3 Retirada. Os Vendedores concordam que a Compradora terá direito de se retirar deste Contrato e considerá-lo sem efeito, antes da Data do Fechamento, sem qualquer multa ou responsabilidade se (i) houver qualquer violação de qualquer das disposições deste Contrato pelos Vendedores entre a data deste instrumento e a Data de Fechamento; (ii) as Condições Precedentes não forem cumpridas pelos Vendedores dentro de 120 (cento e vinte) dias após a Data de Assinatura, sujeita às demais disposições estabelecidas neste Contrato; ou (iii) caso ocorra algum Efeito Prejudicial Substancial (conforme definido abaixo) no negócio em virtude de ato, omissão ou circunstância, incluindo, mas não se limitando a, mudanças regulatórias, decisões administrativas ou judiciais, e mudanças na reputação da Sociedade, com ou sem a culpa dos Vendedores. No caso de retirada nos termos dos itens (i) ou (ii) acima, a Compradora terá direito a receber dos Vendedores, no prazo de 30 (trinta) dias a contar da retirada da Compradora deste Contrato, em caráter solidário, uma multa no valor de R$500.000,00 (quinhentos mil Reais)

3.3. Withdrawal. The Sellers agree that the Purchaser shall be entitled to withdraw from this Agreement and deem it ineffective prior to the Closing Date without any penalty or liability if (i) there is any breach of any of provisions of this Agreement by the Sellers between the date hereof and the Closing Date; (ii) the Conditions Precedent are not fulfilled by the Sellers within one hundred and twenty (120) days after the Signing Date, subject to the other provisions set forth in this Agreement; or (iii) if any Material Adverse Effect (as defined below) is observed in the business by virtue of any act, omission, or circumstance, including but not limited to regulatory changes, administrative or court decisions, and changes in the reputation of the Company, with or without the fault of the Sellers. In case of withdrawal under the terms of items (i) and (ii) above, the Purchaser shall have the right to receive from the Sellers, joint and severally, within 30 (thirty) days as of the withdrawal of the Purchaser of this Agreement, a penalty in the amount of five hundred thousand Reais (R$500,000.00) (the “Penalty”). Notwithstanding, the Parties clarify that the

(a “Multa”). Não obstante, as Partes esclarecem que os Vendedores não estarão sujeitos ao pagamento da Multa caso o cumprimento de qualquer Condição Precedente for impossibilitado em virtude do indeferimento injustificado pela autoridade competente do registro dos documentos previstos neste Artigo III na JUCERGS e no Cartório de Registro de Títulos e Documentos e Civil de Pessoa Jurídica, indeferimento este não sanado por meio de recursos e ações judiciais cabíveis, incluindo, exemplificativamente, o mandado de segurança com pedido de concessão de medida liminar impetrado para este fim, bem como da ocorrência de eventos cujos efeitos não eram possíveis evitar ou impedir, incluindo os eventos de caso fortuito e de força maior.

Sellers shall not be subject to the payment of the Penalty in case the fulfilling of any Condition Precedent is prevented as a result of the unreasonable refusal by the competent authority of the registration of documents under this Article III with JUCERGS and with the Registry of Deeds and Documents of Legal Entities, and this refusal is not cured by means of remedies and appropriate legal action, including, for example, a writ of mandamus with a motion for preliminary injunction filed for this purpose, as well as the occurrence of events whose effects were not possible to avoid or prevent, including the event of unforeseeable circumstances or force majeure.

3.3.1. Efeito Prejudicial Substancial. A Compradora poderá rescindir o presente Contrato nos termos da Cláusula 3.3(iii) acima, caso ocorra, entre a data da assinatura do presente instrumento e a Data de Fechamento, um evento que venha a causar um dano a qualquer aspecto da Sociedade, trazendo consequências substanciais ou prejudicando a continuação dos negócios da maneira rotineira e habitual (o “Efeito Prejudicial Substancial”). Os Vendedores concordam que eles deverão notificar por escrito a Compradora, dentro do prazo improrrogável de 48 (quarenta e oito) horas do seu conhecimento, sobre qualquer evento que possa razoavelmente vir a ser assim considerado como o causador de um Efeito Prejudicial Substancial. Da mesma forma, a Compradora deverá notificar os Vendedores, também no prazo de 48 (quarenta e oito) horas a partir de seu conhecimento, por escrito, caso venha ela a tomar conhecimento de um evento ocorrido e que se caracterize como indicado acima.

3.3.1. Material Adverse Effect. The Purchaser may terminate this Agreement under the terms of Section 3.3(iii) above, in case occurs, between the signature date of this instrument and the Closing Date, an event that causes a damage to any aspect of the Company, bringing material consequences or even damaging the continuation of the Company’s business in a routine and habitual manner (the “Material Adverse Effect”). The Sellers agree that they shall notify in written the Purchaser, within the non-renewable term of forty-eight (48) hours as of their knowledge, about any event that could reasonably be considered to cause a Material Adverse Effect. Similarly, the Purchaser shall notify in written the Sellers, also within forty-eight (48) hours as of its knowledge, about any event that is characterized as indicated above.

3.4. Condução da Sociedade antes do Fechamento. Exceto com relação às questões especificamente previstas neste Contrato (e/ou em quaisquer dos Documentos da Operação), ou autorizadas por escrito pela Compradora, a partir da data deste instrumento e até a Data de Fechamento os Vendedores conduzirão e farão com que a Sociedade conduza seus negócios no curso normal e usual consistente com a prática passada. Sem limitar o caráter geral do acima exposto, e exceto conforme de outra maneira considerado ou especificamente previsto neste Contrato (e/ou qualquer Documento da Operação), sem o consentimento prévio por escrito da Compradora, os Vendedores não permitirão que a Sociedade:

3.4. Conduct of Company before Closing. Except for matters specifically provided for in this Agreement (and/or in any of the Transaction Documents), or consented to in writing by the Purchaser, from the date hereof and until the Closing Date, the Sellers shall, and shall cause the Company to conduct its business in the ordinary and usual course consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise contemplated by or specifically provided for in this Agreement (and/or in any Transaction Document), without prior written consent of the Purchaser, the Sellers shall not permit the Company to:

(a) proponha ou adote qualquer alteração substancial em seus documentos constitutivos ou vigentes, exceto para cumprir uma Condição Precedente;	(a) propose or adopt any material change in its organizational or governing documents, except in order to fulfill a Condition Precedent;

(b) incorpore ou efetue a fusão da Sociedade com qualquer Pessoa ou efetue qualquer cisão da Sociedade;	(b) merge or consolidate the Company with any Person or perform any spin off of the Company;

(c) venda, arrende ou de outra maneira aliene os ativos ou valores mobiliários da Sociedade que exceda R$50.000,00 (cinquenta mil Reais), individualmente ou em uma série de operações, inclusive por incorporação, fusão, cisão, venda de ativos ou outra combinação comercial (inclusive constituição de uma joint venture);

(c) sell, lease or otherwise dispose of assets or securities of the Company in an amount exceeding fifty thousand Reais (R$50,000.00) individually or in a series of transactions, including by merger, consolidation, asset sale or other business combination (including formation of a joint venture);

(d) faça empréstimos, adiantamentos ou contribuições de capital, aquisições ou licenças, ou investimentos em qualquer outra Pessoa;	(d) make loans, advances or capital contributions to, acquisitions or licenses of, or investments in, any other Person;

(e) autorize quaisquer investimentos em bens	(e) authorize any capital expenditures in

de capital excedente a R$50.000,00 (cinquenta mil Reais) por projeto, ou série correlata de projetos excedente a R$100.000,00 (cem mil Reais) no total, que não as despesas necessárias para manter os ativos existentes em boas condições de reparo e despesas previstas no orçamento de 2014 da Sociedade e planos de desenvolvimento aprovados, conforme entregues à Compradora anteriormente à data deste instrumento;

excess of fifty thousand Reais (R$50,000.00) per project, or related series of projects in excess of one hundred thousand Reais (R$100,000.00) in the aggregate, excluding the expenditures necessary to maintain existing assets in good repair conditions and expenditures set forth by the Company budget for 2014 and approved development plans, as delivered to the Purchaser prior to the date hereof;

(f) divida, agrupe ou reclassifique quaisquer Quotas ou valores mobiliários da Sociedade ou altere os termos de quaisquer Quotas ou valores mobiliários da Sociedade; declare, destaque ou pague qualquer dividendo ou outra distribuição (seja em dinheiro, quotas ou bens ou qualquer combinação deles) com relação aos valores mobiliários da Sociedade, que não um dividendo ou capitalização de juros sobre o capital próprio prevista contratualmente antes da Data de Assinatura, ou conceda, emita ou ofereça para conceder ou emitir quaisquer Quotas ou valores mobiliários da Sociedade;

(f) divide, consolidate or reclassify any Quotas or securities of the Company or change the terms of any Quotas or securities of the Company; state, detach or pay any dividend or other distribution (in cash, quotas or assets or any combination of them) with regard to the Company’s securities, that is not a dividend or capitalization of interest on the Company’s capital set forth in an agreement before the Signing Date, issue or offer to grant or issue any Quotas or securities of the Company;

(g) exceto conforme efetuado no curso normal dos negócios e/ou conforme exigido segundo os contratos por escrito existentes ou o plano de benefícios da Sociedade, contrato de trabalho ou acordo coletivo em vigor na data deste instrumento:

(g) except as affected in the ordinary course of business and/or as required pursuant to existing written agreements or the Company benefit plan, employment agreement or collective bargaining agreement in effect on the date hereof;

(i) adote, altere ou rescinda qualquer plano de benefício da Sociedade ou celebre, altere ou rescinda qualquer acordo coletivo ou qualquer contrato de trabalho com qualquer funcionário da Sociedade, exceto com relação a contratos de trabalho no curso normal dos negócios, consistentes com as práticas anteriores, com pessoas que não sejam diretores executivos ou conselheiros, na medida necessária para substituir um

(i) adopt, change or terminate any benefit plan of the Company or enter into, change or terminate any collective agreement or any employment agreement with any of the Company’s employees, except with regard to employment agreements in the normal course of business, consistent with previous practices, with people that are not executive officers or directors, to the extent to replace a dismissed employee or fulfill an existent job

funcionário afastado ou preencher uma vaga existente;	position;

(ii) pratique qualquer ato para antecipar a aquisição ou o pagamento, ou financie ou de qualquer outra maneira garanta o pagamento de remuneração ou benefícios segundo qualquer plano de benefícios da Sociedade;

(ii) conduct any actions to prepay the acquisition or payment, or fund or in any other way guarantee the payment of remuneration or benefits under any benefit plan of the Company;

(iii) aumente de qualquer maneira a remuneração ou benefícios indiretos de qualquer funcionário da Sociedade por um valor excedente a R$10.000,00 (dez mil Reais) no total, fora do curso normal dos negócios; ou

(iii) increase in any manner the compensation or fringe benefits of any Company employee by an amount in excess of ten thousand Reais (R$10,000.00) in the aggregate, outside of the ordinary course of business; or

(iv) efetue qualquer pagamento de indenização ou rescisão a qualquer funcionário ou a qualquer contratado da Sociedade, exceto conforme exigido pela Lei brasileira.	(iv) grant any severance or termination pay to any Company employee, or contractor not otherwise required under Brazilian law.

(h) faça acordo ou transija quaisquer ações judiciais, ou arbitragem, ou libere, extinga ou de outra maneira disponha de quaisquer reivindicações ou arbitragens, que não (i) acordos ou transigência de ações judiciais, reivindicações ou arbitragens não excedentes a R$100.000,00 (cem mil Reais) no total, e que não envolvam qualquer medida cautelar substancial ou outra medida não monetária, ou imponham restrições substanciais nos negócios ou operações da Sociedade; e (ii) qualquer ação judicial referente à Operação prevista no presente Contrato;

(h) settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration, other than (i) settlements or compromises of litigation, claims or arbitration that do not exceed one hundred thousand Reais (R$100,000.00) and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company; e (ii) any judicial claim regarding the Transaction set forth in this Agreement;

(i) que não no curso normal dos negócios, consistente com as práticas anteriores ou, exceto na medida exigida por Lei, faça ou altere qualquer opção fiscal substancial, ou faça acordo ou transija qualquer obrigação fiscal substancial da Sociedade excedente a

(i) other than in the ordinary course of business consistent with past practice, or except to the extent required by Law, make or change any material Tax election, or settle or compromise any material Tax liability of the Company in excess of one hundred thousand

R$100.000,00 (cem mil Reais), apresente qualquer Declaração de Tributo aditado com relação a qualquer Tributo ou entregue qualquer direito de reivindicação de restituição fiscal;	Reais (R$100,000.00), file any amended Tax Return with respect to any Tax or surrender any right to claim a Tax refund;

(j) faça qualquer alteração nos métodos de contabilidade financeira ou no método de contabilidade, princípios ou práticas fiscais que prejudiquem substancialmente os ativos, passivos ou resultados operacionais consolidados relatados da Sociedade, exceto na medida em que possam ter sido exigidos por uma alteração na Lei;

(j) make any change to the financial accounting methods or the accounting methods, principles or Tax practices that materially damage the assets, liabilities and consolidated operational results of the Company, except to the extent that can be demanded by a change in the Law;

(k) adote um plano de liquidação, dissolução, incorporação, fusão, reestruturação, recapitalização, ou outra reorganização da Sociedade, ou um contrato em princípio correspondente;	(k) adopt an liquidation, winding up, merger, amalgamation, restructuration, recapitalization or other reorganization of the Company, or an agreement correspondent in principle;

(l) pratique qualquer ato ou deixe de praticar qualquer ato que, como resultado, impeça, atrase substancialmente ou impeça substancialmente a capacidade da Sociedade de realizar a Operação;	(l) take any action or refrain from taking any action that, as a result, prevent, delay materially or substantially impede the ability of the Company to perform the Transaction;

(m) aumente ou reduza o capital social da Sociedade;	(m) increases or reduces the Company’s corporate capital;

(n) criar, incorrer ou assumir qualquer dívida direta ou indiretamente em nome da Sociedade, com um terceiro ou uma parte relacionada, que não esteja no curso normal dos negócios e, em qualquer hipótese, referido endividamento não poderá exceder R$100.000,00 (cem mil Reais) em uma única operação ou uma série de operações relacionadas ao mesmo fim; ou

(n) create, incur, assume any indebtedness directly or indirectly on behalf of the Company, whether to a third party or a related party, that is not in the ordinary course of business and, in any case, refereed indebtedness cannot exceed one hundred thousand Reais (R$100,000.00) in a sole transaction or in a series of transactions related to the same purpose; or

(o) autorize, concorde ou comprometa-se a praticar o acima exposto.	(o) authorize, agree or commit to do any of the foregoing.

Artigo IV — O FECHAMENTO	Article IV — THE CLOSING

4.1. Fechamento. As Partes concordam que a Operação será consumada no fechamento (o “Fechamento”), que ocorrerá dentro de no máximo 120 (cento e vinte) dias a contar da Data de Assinatura deste instrumento, mediante a verificação, pela Compradora, de que os Vendedores cumpriram todas as Condições Precedentes e/ou mediante a renúncia expressa às Condições Precedentes não cumpridas (a “Data de Fechamento”). A Compradora poderá renunciar ao cumprimento de todas ou quaisquer Condições Precedentes, a qualquer momento, mediante o envio de notificação escrita aos Vendedores e, nesse caso, os Vendedores concordam em realizar o Fechamento dentro de 5 (cinco) dias a contar da data de recebimento da referida notificação.

4.1 Closing. The Parties hereby agree that the Transaction shall be consummated at the closing (the “Closing”), which shall occur not later than one hundred and twenty (120) days after the Signing Date, upon the Purchaser’s verification of the Sellers’ fulfillment of the Conditions Precedent and/or the written waiver of the unfulfilled Conditions Precedent (the “Closing Date”). The Purchaser may waive the compliance with any or all Conditions Precedent at any time by sending written notice to the Sellers, in which case, the Sellers agree to conduct the Closing within five (5) days as of the receipt date of such notice.

4.1.1 O Fechamento será realizado no escritório de Veirano Advogados, na Cidade de Porto Alegre, Estado do Rio Grande do Sul, Brasil, na Rua Dona Laura, 320, 13º andar, CEP 90430-090, na Data de Fechamento.

4.1.1 The Closing shall occur at the offices of Veirano Advogados, located in the City of Porto Alegre, State of Rio Grande do Sul, Brazil, at Rua Dona Laura, 320, 13th floor, Zip Code 90430-090, on the Closing Date.

4.2. Documentos da Operação e Documentação Correlata. Os seguintes documentos compreendem os Documentos da Operação a serem assinados ou apresentados pelas Partes na Data de Fechamento:	4.2 Transaction Documents and Related Documentation. The following documents comprise the Transaction Documents to be executed or presented by the Parties on the Closing Date:

(i) Alteração do contrato social da Sociedade deliberando sobre a transferência das Quotas pelos Vendedores para a Compradora, na forma do Anexo 4.2(i) deste instrumento;	(i) Amendment to the articles of association of the Company deciding on the transfer of the Quotas by the Sellers to the Purchaser, in the form of Exhibit 4.2 (i) hereto;

(ii) Plano de comunicação conjunto;	(ii) Joint communication plan;

(iii) Procuração outorgando poderes de administração da Sociedade para os indivíduos a serem indicados por escrito pela Compradora,	(iii) Power-of-attorney granting management powers to individuals to be indicated in writing by the Purchaser, in the form of Exhibit 4.2 (iii)

na forma do Anexo 4.2(iii);	hereto;

(iv) Senhas, certificados digitais ou quaisquer outras informações da Sociedade necessárias para o funcionamento das atividades da Sociedade, para serem entregues na Data de Fechamento à Compradora para uso dela, perante qualquer instituição pública ou privada, incluindo, mas não limitada a, Receita Federal, Prefeitura Municipal e Ministério da Educação - MEC; e

(iv) Passwords, digital certificates or any other information of the Company required for the operation of the activities of the Company, to be provided on the Closing Date to the Purchaser for use by the Purchaser, before any public or private institution, including, but not limited to, Brazilian Federal Revenue, Municipality and Ministry of Education - MEC; and

(v) Contrato de Locação, na forma do Anexo 7.1.	(v) Lease agreement, in the form of the Exhibit 7.1.

4.3 Entregas no Fechamento. Na Data de Fechamento, (i) a Compradora deverá entregar as Notas Promissórias aos Vendedores; e (ii) os Vendedores deverão entregar os Documentos de Retificação à Compradora, de acordo com os termos deste instrumento.

4.3 Closing Deliveries. On the Closing Date, the (i) Purchaser shall deliver the Promissory Notes to the Sellers; and (ii) the Sellers shall deliver the Rectification Documents to the Purchaser, as set forth in this instrument.

4.4. Registros Após o Fechamento. Levando-se em consideração que a aquisição das Quotas pela Compradora será válida perante terceiros somente mediante o registro da alteração de contrato social descrita na Cláusula 4.2(i) acima perante a JUCERGS, as Partes acordam que referido registro posterior ao Fechamento representa condição precedente ao pagamento das Notas Promissórias.

4.4. Post-Closing Registrations. Taking into consideration that the acquisition of the Quotas by the Purchaser shall only be valid before third parties upon the registration of the amendment to the articles of association set forth in Section 4.2(i) above with JUCERGS, the Parties agree that such post-closing registration is a condition precedent for the payment of the Promissory Notes.

Artigo V - DECLARAÇÕES E GARANTIAS DOS VENDEDORES	Article V - SELLERS’ REPRESENTATIONS AND WARRANTIES

5. Os Vendedores neste ato declaram e garantem de boa-fé à Compradora, em sua capacidade de pessoas físicas, na Data de Fechamento, exceto se de outro modo previsto neste instrumento ou em qualquer outro Documento da Operação, conforme segue:

5. The Sellers hereby represent and warrant in good faith to the Purchaser in their individual capacity, as of the Closing Date, except if otherwise set forth herein or in any other Transaction Document, as follows:

5.1. Constituição. A Sociedade, após a transformação ocorrida nos termos da Cláusula 3.1.1 acima, tem fins lucrativos, é devidamente constituída, validamente existente e está em situação regular segundo as leis do Brasil, com seus atos societários devidamente arquivados na JUCERGS.

5.1. Organization. The Company, after the transformation carried out in accordance with Section 3.1.1 above, is a for-profit, duly organized and validly existing under the Laws of Brazil, with its corporate documents duly filed with JUCERGS.

5.1.1 O Anexo 5.1.1 contém todos os ramos de atividade nos quais a Sociedade participa ou conduz atividades atualmente.	5.1.1 Exhibit 5.1.1 contains all lines of business in which the Company is currently participating or is currently engaged.

5.1.2. O Anexo 5.1.2(i) contém o ato de credenciamento vigente da FAPA — Faculdade Porto-Alegrense, mantida pela Sociedade e, exceto conforme descrito no Anexo 5.1.2(ii), todos os requisitos necessários para a manutenção deste credenciamento estão sendo devidamente cumpridos pela Sociedade e pela FAPA — Faculdade Porto-Alegrense.

5.1.2. Exhibit 5.1.2(i) has the accreditation act in force of FAPA — Faculdade Porto Alegrense, maintained by the Company and, except as described in the Exhibit 5.1.2(ii), all requirements for the maintenance of such accreditation are being duly observed by the Company and by FAPA — Faculdade Porto-Alegrense.

5.1.3 O Anexo 5.1.3 contém todos os cursos atualmente oferecidos pela Sociedade, os quais (i) estão devidamente autorizados pelo MEC; ou (ii) são cursos lato sensu ou de extensão que não dependem de autorização nem reconhecimento pelo MEC.

5.1.3 Exhibit 5.1.3 contains all courses currently offered by the Company, all of which (i) are duly authorized by MEC; or (ii) are lato sensu or extension courses that neither depend on authorization nor recognition by MEC.

5.2 Atos Societários. A Sociedade está devidamente qualificada ou autorizada a exercer atividade e está em situação regular no Brasil, a única jurisdição na qual a propriedade, o uso ou o arrendamento de seus Ativos, ou a condução ou natureza de seus negócios, torna essa qualificação ou admissão necessária.

5.2 Corporate Actions. The Company is duly qualified or admitted to do business and is in good standing in Brazil, the only jurisdiction in which the ownership, use or leasing of its Assets, or the conduct or nature of its business, makes such qualification or admission necessary.

5.2.1 A Sociedade (i) possui os poderes e autorização necessários para possuir, arrendar e operar seus bens e conduzir seus negócios conforme atualmente conduzidos; (ii) possui os poderes necessários para possuir e deter os Ativos; e (iii) obteve e manteve ou requisitou a

5.2.1 The Company (i) has the corporate power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted; (ii) has the power to own and hold the Assets; and (iii) has obtained and kept or has requested the novation of Licenses

renovação das Licenças necessárias para a condução dos negócios como atualmente conduzidos, exceto pelo indicado no Anexo 5.2.1.	necessary for the conduct of the business as currently conducted, except as established by Exhibit 5.2.1.

5.3 Validade e Assinatura. Cada Vendedor tem o direito, a capacidade e os poderes legais plenos necessários para celebrar, assinar e garantir a validade do presente Contrato e os Documentos da Operação, e para cumprir integralmente suas obrigações segundo este e aqueles instrumentos.

5.3 Validity and Execution. Each Seller has full legal right, capacity and power required to enter into, execute and deliver this Agreement, the Transaction Documents and to perform fully his/her obligations hereunder and thereunder.

5.3.1 O presente Contrato, os demais Documentos da Operação, cessões e outros instrumentos a serem assinados tendo em vista a Operação são obrigações válidas e vinculativas de cada Vendedor, conforme aplicável, exequíveis contra os Vendedores de acordo com seus respectivos termos, e, sujeito aos termos deste Contrato e dos demais Documentos da Operação, efetiva e diretamente concedem à Compradora a titularidade firme, válida e negociável das Quotas, livres e desembaraçadas de todos e quaisquer Gravames.

5.3.1 This Agreement, the other Transaction Documents, assignments and other instruments to be executed in view of the Transaction are valid and binding obligations of each Seller, as applicable, enforceable in accordance with their respective terms against the Sellers, and subject to the terms of this Agreement and the other Transaction Documents, and effectively and directly vest in the Purchaser good, valid and marketable title to the Quotas, free and clear of all Liens.

5.4 Aprovações Governamentais e Notificações. Nenhuma notificação, autorização, consentimento, licença ou isenção de qualquer Ente Público no Brasil é ou será necessária com relação a este Contrato, para o cumprimento pelos Vendedores, pela Sociedade, ou por qualquer outra Parte (que não a Compradora) de suas obrigações segundo o presente Contrato ou qualquer outro Documento da Operação, exceto: (i) a comunicação da presente Operação ao Ministério da Educação — MEC; e (ii) o registro dos documentos societários relevantes perante as autoridades competentes.

5.4 Governmental Approvals and Notifications. No notification, authorization, consent, license or exemption of with any Government Entity in Brazil is or will be necessary regarding this Agreement, for the performance by the Sellers, the Company or any other party (other than the Purchaser) of their obligations under this Agreement or any other Transaction Document, except for (i) the communication of this Transaction to the Ministry of Education - MEC; and (ii) the registration of the relevant corporate documents with the competent authorities.

5.5 Inexistência de Conflito ou Violação.	5.5 No Conflict or Violation. The

A assinatura, validação e/ou cumprimento do presente Contrato e dos outros Documentos da Operação dos quais os Vendedores são parte, a conclusão da Operação, o cumprimento dos termos dos referidos instrumentos e o cumprimento de quaisquer de suas disposições não:

execution, delivery and/or performance of this Agreement and the other Transaction Documents to which the Sellers are party, the consummation of the Transaction, the fulfillment of the terms hereof and thereof, and the compliance with any of the provisions hereof and thereof do not:

(a) conflitarão com ou resultarão em infração ou violação dos Documentos Constitutivos da Sociedade;	(a) conflict with, or result in a breach or violation of the Organizational Documents of the Company;

(b) conflitarão ou resultarão em infração ou violação ou constituirão (com ou sem a notificação devida ou decurso de prazo ou ambos) inadimplemento ou suscitarão qualquer direito de rescisão, cancelamento, concessão, pagamento, exercício, antecipação, suspensão, revogação ou modificação segundo quaisquer dos termos, condições ou disposições de qualquer instrumento ou obrigação da qual os Vendedores ou a Sociedade sejam parte ou pela qual qualquer dos Vendedores ou a Sociedade ou qualquer de seus Ativos possam ser vinculados ou afetados, cujo conflito ou violação, infração ou inadimplemento causaria um Efeito Prejudicial Substancial, ou resultariam na criação ou imposição de qualquer Gravame sobre qualquer dos Ativos, as Quotas ou sobre a Sociedade segundo (i) qualquer Lei à qual os Vendedores ou a Sociedade, as Quotas ou qualquer dos Ativos estejam sujeitos ou (ii) qualquer Decisão à qual qualquer Ativo ou as Quotas esteja sujeito ou a qual qualquer dos Vendedores ou a Sociedade estejam obrigados, exceto conforme estabelecido no Anexo 5.5(b); e

(b) conflict with, or result in a breach or violation of, or constitute (with or without due notice or lapse of time, or both) a default or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension, revocation or modification under, any of the terms, conditions or provisions of any instrument or obligation to which the Sellers or the Company are party or by which any of the Sellers, the Company or any of its Assets, may be bound or affected, which conflict or violation, breach or default would result in a Material Adverse Effect, or result in the creation or imposition of any Lien on any of the Assets or Quotas or on the Company pursuant to (i) any Law to which the Sellers, the Company, its Quotas, or any of its Assets are subject, or (ii) any Order to which any Asset or Quota is subject or to which any of the Sellers, or the Company are bound, except as set forth in Exhibit 5.5(b); and

(c) violarão qualquer Decisão ou Lei aplicável aos Vendedores, à Sociedade, ou a qualquer dos Ativos ou as Quotas.	(c) violate any Order or Law applicable to the Sellers, the Company or any of the Assets or Quotas.

5.6 Capital Social. O Anexo 5.6 estabelece a participação societária dos Vendedores na Sociedade na Data de Fechamento, antes da venda à Compradora. Todas as Quotas ou o capital social emitido ou outra participação societária da Sociedade é de propriedade direta dos Vendedores, livre e desembaraçado de todos os Gravames.

5.6 Corporate Capital. Exhibit 5.6 sets forth the equity participation of the Sellers in the Company on the Closing Date prior to the sale to the Purchaser. All of the Quotas or the corporate capital or other equity interest of the Company are directly owned by the Sellers, free and clear of all Liens.

5.7 Opções ou Outros Direitos. Não há subscrições, opções, direitos (de preferência ou outros) pendentes, compromissos de chamada ou outros direitos de adquirir, vender ou emitir ações/quotas do capital social ou outras participações societárias da Sociedade e não há contrato ou entendimento com relação à votação do referido capital social ou outras participações societárias.

5.7 Options or Other Rights. There are no outstanding subscriptions, options, rights (preemptive or otherwise), call commitments or other rights to acquire, sell or issue shares/quotas of corporate capital or other equity interests of the Company, and there is no agreement or understanding with respect to the voting of such corporate capital or other equity interests.

5.8 Subsidiárias e Afiliadas. Exceto conforme disposto de outra forma no Anexo 5.8, a Sociedade não tem quaisquer Subsidiárias e não detém, direta ou indiretamente, qualquer capital social ou qualquer outra participação em qualquer outra Pessoa.

5.8 Subsidiaries and Affiliates. Except as otherwise set forth on Exhibit 5.8, the Company does not have any Subsidiaries and does not own, directly or indirectly, any corporate capital of, or any other interest in, any other Person.

5.9 Administração. A Sociedade é administrada por seus administradores, os quais estão indicados no Anexo 5.9.	5.9 Management. The Company is managed by their officers whose members are set forth on Exhibit 5.9.

5.10 Livros e registros; Contas bancárias. Na Data de Fechamento, os livros de ata e outros registros semelhantes da Sociedade conterão o registro de todos os atos substanciais praticados em assembleias/reunião de sócios e em reuniões de órgãos administrativos da Sociedade. Contas bancárias. No Anexo 5.10 encontra-se uma lista integral e precisa de todas as contas bancárias da Sociedade, com a denominação e endereço local da instituição financeira onde essas contas são mantidas, os números das contas e os nomes dos signatários

5.10 Books and Records; Bank Accounts. On the Closing Date, the minute books and other similar records of the Company will contain a record of all material actions taken at quotaholders’ meetings and at the meetings of the governing bodies of the Company. Bank Accounts. Exhibit 5.10 sets forth a full and accurate listing of all the bank accounts maintained by the Company, indicating the name and local address of the financial institution where such accounts are held, the accounts numbers and the names of the authorized

autorizados dessas contas. As senhas necessárias para a movimentação de tais contas serão informadas na Data do Fechamento.	signatories for such accounts. The passwords necessary to manage said bank accounts will be informed on the Closing Date.

5.11 Cumprimento legal; Contribuição para Campanhas Eleitorais. Nenhum dos Vendedores nem a Sociedade (ou qualquer administrador da Sociedade) recebeu qualquer notificação escrita de qualquer Ente Público alegando que a Sociedade violou qualquer Decisão ou Lei, cuja violação não tenha sido sanada ou não esteja sendo analisada na instância adequada, e que causaria um Efeito Prejudicial Substancial para a Sociedade. A Sociedade não realizou nenhuma contribuição ou doação a partidos políticos ou campanhas eleitorais que poderiam, de alguma forma, ser consideradas uma infração às condições e limites disciplinados na Lei 9.504/1997 (Lei das Eleições).

5.11 Legal Compliance; Contribution to Election Campaigns. Neither any of the Sellers nor the Company (or any manager of the Company) has received any written notice from any Government Entity alleging that the Company has violated any Order or Law, which violation has not been cured or is not being discussed in the proper instance, and will cause a Material Adverse Effect on the Company. The Company has not made any contributions or donations to political parties or election campaigns that would in any manner be considered in breach or violation of the conditions and limits set forth by Law 9,504/1997 (Election Law).

5.12 Demonstrações Financeiras e Dados de Matrícula. Anexas a este instrumento como Anexo 5.12(a) encontram-se cópias do balanço patrimonial da Sociedade referentes ao exercício encerrado em 31 de dezembro de 2013, e os demonstrativos de receita, mutações de patrimônio líquido e fluxos de caixa correspondentes atestados pelo diretor financeiro e contadores como sendo confiáveis, corretos e completos, juntamente com todos os anexos e notas, incluindo demonstrativos consolidados (coletivamente, as “Demonstrações Financeiras de 2013”), bem como balancete não auditado levantado no mês anterior à Data de Fechamento (coletivamente, as “Demonstrações Financeiras Pré-Fechamento”). As Demonstrações Financeiras de 2013 e as Demonstrações Financeiras Pré-Fechamento apresentam corretamente, em conformidade com os GAAP do Brasil aplicados de forma consistente e em

5.12 Financial Statements and Enrollment Data. Attached hereto as Exhibit 5.12(a) are copies of the balance sheets of the Company regarding the fiscal year ended in December 31, 2013, and the related statements of income, changes in quotaholders’ equity and cash flows, attested by the relevant financial officer(s) and accountants as being faithful, correct and complete, together with all of its attachments and notes, including consolidated demonstratives (collectively, the “Financial Statements of 2013”), as well as the non-audited interim balance sheet regarding the month prior to the Closing Date (collectively, the “Pre-Closing Financial Statements”). The Financial Statements of 2013 and the Pre-Closing Financial Statements fairly present, in conformity with Brazilian GAAP applied on a consistent basis in accordance with past practice (except as may be indicated in the notes thereto) the financial position of the Company as of the conformidade com a prática passada (exceto conforme possa estar indicado nas respectivas notas), a situação financeira da Sociedade nas suas respectivas datas, e os resultados operacionais e fluxos de caixa referentes ao período então encerrado. As Partes entendem que essa referência a datas anteriores ao Fechamento, indicada nas Demonstrações Financeiras Pré-Fechamento, não liberarão os Vendedores de qualquer multa que ocorra se essas Demonstrações Financeiras Pré-Fechamento não forem determinadas corretamente e não refletirem com precisão a posição da Sociedade na Data de Fechamento respeitados os princípios e normas contábeis vigentes no Brasil.

respective dates thereof, and the results of its operation and cash flows for the periods then ended. The Parties understand that such pre-Closing date reference in the Pre-Closing Financial Statements shall not relieve the Sellers from any applicable penalty or liability if such Pre-Closing Financial Statements are determined no tot fairly and accurately represent the position of the Company as of the Closing Date, observed the principles and accounting standards applicable in Brazil.

5.12.1 Anexo a este instrumento como Anexo 5.12.1 encontra-se um relatório do total de matrículas de alunos da Sociedade até 45 (quarenta e cinco) dias anteriores à Data de Fechamento indicando o nome do aluno, número de matrícula, nome do curso e semestre da matrícula. As matrículas não envolveram qualquer prática fora do curso normal de negócios ou vedada por lei aplicável.

5.12.1 Attached hereto as Exhibit 5.12.1 is a report of the total student enrollments of the Company within forty-five (45) days prior to the Closing Date, including student name, enrollment number, name of course and semester enrolled in. Such enrollment did not involve any practice out of the ordinary course of business or prohibited by the applicable laws.

5.13 Operações com Partes Relacionadas. Exceto conforme disposto no Anexo 5.13:	5.13 Transactions with Related Parties. Except as set forth in Exhibit 5.13:

5.13.1 Não há obrigações pendentes ou dívidas em aberto relacionadas a valores tomados em empréstimo entre a Sociedade, de um lado, e (i) qualquer dos Vendedores ou qualquer Afiliada de qualquer dos Vendedores; (ii) qualquer diretor, administrador, sócio ou acionista de qualquer Afiliada de qualquer dos Vendedores; ou (iii) qualquer Afiliada ou membro da família das Pessoas relacionadas nos itens (i) ou (ii).

5.13.1 There are no outstanding liabilities or indebtedness for money borrowed between the Company, on one side, and (i) any of the Sellers or any Affiliate of any of the Sellers; (ii) any officer, administrator or quotaholder or shareholder of any Affiliate of any of the Sellers; or (iii) any Affiliate or family member of the Persons listed in item (i) or (ii).

5.13.2 Nenhuma das Pessoas relacionadas nos	5.13.2 None of the Persons listed in item (i) to

itens (i) a (iii) da Cláusula 5.13.1 fornece ou providencia o fornecimento de quaisquer ativos, serviços ou instalações para a Sociedade.	(iii) of Section 5.13.1 provides or causes to be provided any assets, services or facilities to the Company.

5.13.3 Nenhuma das Afiliadas dos Vendedores ou qualquer diretor da Sociedade, ou os respectivos membros de suas famílias, detém beneficiariamente, direta ou indiretamente, Ativos da Sociedade.	5.13.3. No Affiliates of the Sellers or any officer of the Company, or their respective family members, beneficially owns, directly or indirectly, Assets of the Company.

5.14 Empréstimos e Adiantamentos a outras Pessoas. Exceto conforme disposto no Anexo 5.14, a Sociedade não concedeu qualquer empréstimo ou adiantamento (exceto adiantamentos de crédito comerciais, no curso normal do negócio e de forma compatível com as práticas passadas) a qualquer Pessoa, e que esteja em aberto na data deste Contrato e na Data de Fechamento, e a Sociedade não se obrigou nem se comprometeu a realizar qualquer de tais empréstimos ou adiantamentos.

5.14 Loans and Advances to other Persons. Except as set forth in Exhibit 5.14, the Company has not made any loan or advance (other than trade credit advanced in the ordinary course of business and consistent with past practices) to any Person which is outstanding on the date of this Agreement and on the Closing Date, and the Company is not obligated or committed to make any such loan or advance.

5.15 Assunções ou Garantias de Dívida de outras Pessoas. Exceto conforme disposto no Anexo 5.15, e com exceção de endossos realizados no curso normal do negócio, a Sociedade não assumiu, garantiu, endossou ou se tornou de outra forma responsável, diretamente ou por contingência (inclusive obrigação, por meio de contrato, contingência ou de outra forma, de adquirir, conceder recursos para pagamento, financiar ou de outra forma investir no devedor, ou assegurar o credor contra perdas), por qualquer dívida de qualquer Pessoa exceto as dela mesma.

5.15 Assumptions or Guarantees of Debt of other Persons. Except as set forth in Exhibit 5.15, and except for endorsements made in the ordinary course of business, the Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on (including liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any debt of any Person other than itself.

5.16 Contas a Receber. As contas e os títulos a receber da Sociedade, refletidas nas Demonstrações Financeiras de 2013 pertinentes, e todas as contas e títulos a receber com vencimento após a data das Demonstrações Financeiras de 2013 e até a Data de

5.16 Accounts Receivable. The accounts and notes receivable of the Company, reflected in the relevant Financial Statements of 2013, and all accounts and notes receivable arising subsequent to the date of the Financial Statements of 2013 and until the Closing Date, (i) arose from bona

Fechamento, (i) decorreram de operações de boa-fé, no curso normal de negócios e (ii) são obrigações exigíveis dos respectivos devedores em conformidade com seus termos.	fide transactions in the ordinary course of business and (ii) are legal, valid and binding obligations to be paid by the respective debtors, in accordance with their terms.

5.17 Tributos. Exceto por Tributos sujeitos a (i) parcelamentos previstos no Anexo 5.17.1; (ii) demandas administrativas ou judiciais descritas no Anexo 5.17.2; (iii) a qualquer litígio de boa fé de que a Sociedade participe; e (iv) pagamentos em aberto, tal como previsto no Anexo 5.17.1, a Sociedade tem apresentado devidamente (ou têm sido apresentadas em nome da Sociedade) perante os competentes Entes Públicos, todas as Declarações de Tributos exigidas que devam ser apresentadas pela Sociedade e pagou e/ou compensou devida, tempestiva e integralmente todos os Tributos (mesmo que avaliados/ apurados em conjunto) devidos por ela.

5.17 Taxes. Except for Taxes subject to (i) the repayments in installments (parcelamentos) set forth in Exhibit 5.17.1; (ii) the administrative or court claims described in Exhibit 5.17.2; (iii) any bona fide dispute entered into by the Company; and (iv) outstanding payment, as indicated in Exhibit 5.17.1, the Company has duly filed (or there have been filed on its behalf) with the appropriate Government Entities all Tax Returns required to have been filed by the Company, and duly and timely paid and/or offset in full all of the Taxes (even if jointly appraised/assessed) owed by the Company.

5.17.1 Nenhuma auditoria, ações ou processos, ou outros processos administrativos ou judiciais (exceto conforme descrito no Anexo 5.17.1) estão atualmente pendentes, com relação a quaisquer Tributos ou Declarações de Tributos da Sociedade.

5.17.1 No audits, actions or proceedings, or other administrative or court claims (except as described in Exhibit 5.17.1) are presently pending with regard to any Taxes or Tax Returns of the Company.

5.17.2 Exceto conforme disposto no Anexo 5.17.2, nenhum dos Vendedores, nem a Sociedade é parte de qualquer contrato ou acordo de compartilhamento de Tributos, indenização de Tributos ou outros, relativos a Tributos, com qualquer Pessoa.

5.17.2 Except as set forth in Exhibit 5.17.2, none of the Sellers or the Company is a party to any Tax sharing, Tax indemnity or other agreement or arrangement relating to Taxes with any Person.

5.18 Contencioso. Exceto conforme descrito no Anexo 5.18, não há ação ou processo (perante ou por qualquer Ente Público ou perante qualquer árbitro) em andamento contra a Sociedade. Não há ordens, acordos processuais ou sentenças (emitidas por Ente Público ou em arbitragem) contrárias aos

5.18 Litigation. Except as described in Exhibit 5.18, there is no ongoing action or proceeding (before or by any Government Entity or before any arbitrator) against the Company. There are no Orders, stipulations or awards (whether rendered by a Government Entity or by arbitration) against the Sellers or the Company

Vendedores ou à Sociedade que poderiam prejudicar a capacidade dos Vendedores e/ou da Sociedade de cumprir suas obrigações segundo os Documentos da Operação.	that could impair the ability of the Sellers and/or of the Company to perform their obligations under the Transaction Documents.

5.18.1. Nenhum dos Vendedores ou a Sociedade estão sujeitos a qualquer tribunal permanente ou ordem administrativa aplicáveis a qualquer um deles ou de qualquer de seus bens ou ao negócio que poderia ter um Efeito Prejudicial Substancial sobre a Sociedade.

5.18.1 None of the Sellers or the Company is subject to any continuing court or administrative Order applicable to any of them or any of their assets or to the business that could have a Material Adverse Effect on the Company

5.19 Funcionários.	5.19 Employment.

5.19.1 No Anexo 5.19.1 encontra-se uma lista dos nomes e cargos de todos os funcionários da Sociedade. Exceto conforme indicado no Anexo 5.19.1, nem os Vendedores, nem a Sociedade comprometeram-se ou formalizaram contrato de aumento de remuneração ou de alteração das condições ou termos de trabalho de qualquer Pessoa indicada no Anexo 5.19.1.

5.19.1 Exhibit 5.19.1 lists the names and positions of all employees of the Company. Except as indicated in Exhibit 5.19.1, none of the Sellers or the Company has made a commitment or agreement to increase the compensation or to modify the conditions or terms of employment of any Person listed in Exhibit 5.19.1.

5.19.2 No Anexo 5.19.2 encontra-se a lista de funcionários temporários da Sociedade.	5.19.2 Exhibit 5.19.2 lists all temporary employees of the Company.

5.19.3 Exceto conforme disposto no Anexo 5.19.3, a Sociedade não mantém e não manteve quaisquer planos de benefício de funcionários que ofereçam ou que se destinem a fornecer quaisquer benefícios de saúde, pensão, aposentadoria, seguro desemprego ou outros, a funcionários da Sociedade.

5.19.3 Except as set forth in Exhibit 5.19.3, the Company does not maintain and has not maintained any employee benefit plans that provide or are intended to provide any health, pension, retirement, severance or other benefits to employees of the Company.

5.20 Questões Trabalhistas. Exceto conforme disposto no Anexo 5.20, nenhuma demanda instaurada por qualquer funcionário está pendente contra qualquer dentre os Vendedores ou a Sociedade.	5.20 Labor Matters. Except as set forth in Exhibit 5.20, no complaint brought by any employee is pending against any of the Sellers or the Company.

5.20.1 Não há greve, lockout, operação padrão, arbitragem relacionada a questões trabalhistas,	5.20.1 There is no labor strike, lockout, slow-down, employment related arbitration, or work

ou paralisação de trabalho contra a Sociedade.	stoppage against the Company.

5.20.2 Exceto conforme disposto no Anexo 5.20.2, não há acordos de dissídio coletivo ou quaisquer outros tipos de acordos com sindicatos, de outro modo vigentes, que rejam os termos substanciais de vínculo empregatício relativamente aos funcionários da Sociedade.

5.20.2 Except as set forth in Exhibit 5.20.2, there are no collective bargaining agreements or any other types of agreements with labor unions otherwise in effect, which govern the material terms of employment with respect to employees of the Company.

5.20.3 Exceto conforme disposto no Anexo 5.20.3, todas as Pessoas classificadas pela Sociedade como contratadas independentes satisfazem e têm satisfeito, em todos os aspectos substanciais, as exigências da Lei para serem assim classificadas.

5.20.3 Except as set forth in Exhibit 5.20.3, all Persons classified by the Company as independent contractors do satisfy and have satisfied, in all material respect, the requirements of Law to be so classified.

5.20.4 Exceto conforme estabelecido no Anexo 5.20.4, não há nenhuma acusação ou procedimento regulamentar contra os Vendedores ou a Sociedade perante qualquer Ente Público que seja responsável pela prevenção de práticas ilegais de emprego.

5.20.4 Except as set forth in Annex 5.20.4, there is no charge or compliance proceeding against the Sellers or the Company before any Government Entity responsible for the prevention of unlawful employment practices.

5.20.5 Exceto conforme estabelecido no Anexo 5.20.5, não há quaisquer diferenças de salário entre os empregados da Sociedade que possuem as mesmas qualificações e cargos semelhantes.	5.20.5 Except as set forth in Exhibit 5.20.5, there are no salary differences among the employees of the Company who have the same qualification and hold similar positions.

5.20.6 Exceto conforme estabelecido no Anexo 5.20.6, nenhum benefício adicional é concedido pela Sociedade aos seus empregados.	5.20.6 Except as set forth in Exhibit 5.20.6, no fringe benefits are given by the Company to their employees.

5.20.7 Ressalvados os empregados que gozam de estabilidade de acordo com a Lei brasileira ou acordos coletivos de trabalho, e ressalvado o previsto no Anexo 5.20.7, o vínculo empregatício dos funcionários da Sociedade poderá ser rescindido pela Sociedade a qualquer momento por meio de aviso prévio de 30 (trinta) dias e pagamento de todas as verbas rescisórias de acordo com as Leis do Brasil.

5.20.7 Except for those employees who have a legal tenure in accordance with Brazilian Law or collective bargaining agreements, and except as set forth in Exhibit 5.20.7, the employment of the Company’s employees may be legally terminated by the Company at any time upon the granting of a thirty (30)-day prior notice (aviso prévio) and payment of all relevant severance fees in accordance with Brazilian Law.

5.20.8 A Sociedade não tem qualquer acordo em participação dos lucros com os funcionários ou tratativas semelhantes com os empregadores ou prestadores de serviços, exceto conforme estabelecido no Anexo 5.20.8.

5.20.8 The Company does not have any employee profit sharing agreements or similar arrangements currently in place with its employees or service renderers, except for those indicated in Exhibit 5.20.8.

5.21 Questões Ambientais.	5.21 Environmental Matters.

5.21.1 Cumprimento. Nem os Vendedores nem a Sociedade receberam qualquer comunicação por escrito de qualquer Ente Público na qual se alegue que a Sociedade não está cumprindo as Leis Ambientais ou Licenças Ambientais aplicáveis, descumprimento esse que ainda não tenha sido sanado ou não esteja em discussão na instância competente.

5.21.1 Compliance. None of the Sellers or the Company has received any written communication from any Government Entity that alleges that the Company is not in compliance with applicable Environmental Laws or Environmental Permits and that has not yet been cured or is not being discussed in the proper instance.

5.21.2 Licenças Ambientais. O Anexo 5.21.2 contém uma lista de todas as Licenças Ambientais necessárias para a Sociedade conduzir seus negócios como atualmente conduzidos, estando tais Licenças Ambientais em situação regular ou, quando aplicável, com pedido de prorrogação devidamente apresentado e aguardando aprovação. A Sociedade está em conformidade, em todos os termos e condições substanciais, com todas as Leis Ambientais e/ou Licenças Ambientais, não sendo obrigada a incorrer com qualquer despesa relevante para obter ou prorrogar quaisquer das Licenças Ambientais, exceto como previsto pela 5.21.2 (a).

5.21.2 Environmental Permits. Exhibit 5.21.2 contains a list of all Environmental Permits required for the Company to conduct its business as currently conducted, with all such Environmental Permits in reasonable regular status or, when applicable, with request for extension been duly presented and waiting for approval. The Company is compliant in all substantial terms and conditions with all Environmental Laws and/or Environmental Permits, not being obliged to incur any substantial expenditure for the obtainment or extension of any Environmental Permits, except as set forth in 5.21.2(a).

5.21.3 Reivindicações Ambientais. Não há reivindicações ambientais substanciais pendentes contra a Sociedade ou contra qualquer imóvel, Ativos ou operação que a Sociedade detenha, alugue ou administre, total ou parcialmente. Além disto, nem os Vendedores nem a Sociedade foram notificados de que qualquer deles é responsável por

5.21.3 Environmental Claims. There are no material environmental claims pending against the Company against any real estate property or Assets or operation that the Company owns, leases or manages, in whole or in part. In addition, none of Sellers or the Company has received notice that any of them is liable for any removal or remedial costs under any applicable

quaisquer custos de remoção ou de saneamento segundo qualquer Lei aplicável.	Law.

5.21.4 Descarte de Materiais Perigosos. Todos os Materiais Perigosos que a Sociedade possa ter gerado foram devidamente transportados, armazenados, tratados ou descartados por transportadoras ou transportadoras apropriadas para tratamento, armazenagem ou descarte autorizados ou permitidos por todas as Leis Ambientais e Licenças Ambientais aplicáveis.

5.21.4 Release of Hazardous Materials. All Hazardous Materials that the Company may have generated have been duly transported, stored, treated or disposed by carriers or appropriate treatment, storage, or disposal carriers authorized or permitted by all applicable Environmental Laws and Environmental Permits.

5.22 Seguros. O Anexo 5.22 contém uma descrição de todas as apólices de seguro mantidas pela Sociedade sobre seus Ativos, suas operações e pessoal. Todas as apólices de seguro da Sociedade são apólices válidas e exequíveis e seus prêmios foram integral e tempestivamente pagos. Nem os Vendedores, nem a Sociedade foram notificados de qualquer cancelamento ou rescisão referente a qualquer apólice de seguro da Sociedade, nem têm conhecimento de qualquer evento causado por negligência da Sociedade que poderia dar origem a tal cancelamento ou rescisão.

5.22 Insurance. Exhibit 5.22 contains a description of all insurance policies maintained by the Company on its Assets and on its operation and personnel. All insurance policies of the Company are valid and enforceable policies and their premiums have been timely paid in full. None of the Sellers or the Company has received any notice of cancellation or termination with respect to any insurance policy of the Company, nor is aware of any event caused by negligence of the Company that could give rise to such cancellation or termination.

5.23 Contratos. No Anexo 5.23 estão listados os principais contratos escritos em vigor nos quais a Sociedade é parte, ou pelos quais ou aos quais a Sociedade, ou seus Ativos ou negócios se obrigam ou a que estão sujeitos (coletivamente, os “Contratos Substanciais”):

5.23 Contracts. Exhibit 5.23 sets forth the most relevant written contracts and other written agreements currently in force to which the Company is a party, or by or to which the Company, or its Assets or business are bound or subject (collectively, the “Material Contracts”):

(a) contratos e outros acordos com qualquer sócio ou qualquer atual ou antigo diretor, conselheiro, funcionário, consultor, agente ou outros representantes da Sociedade, de um lado, e/ou com qualquer de suas Afiliadas, de outro;

(a) contracts and other agreements with any quotaholder or any current or former officer, director, employee, consultant, agent, other representatives of the Company, on the one side, and/or with any Affiliate of them on the other side;

(b) contratos e outros acordos com qualquer sindicato ou associação que represente qualquer funcionário;	(b) contracts and other agreements, with any labor union or association representing any employee;

(c) contratos e outros acordos de venda de qualquer de seus Ativos ou bens, ou de concessão, a qualquer Pessoa, de quaisquer direitos de preferência de compra de qualquer de seus Ativos ou bens, em cada caso cujo valor exceda a R$50.000,00 (cinquenta mil Reais);

(c) contracts and other agreements for the sale of any of its Assets or properties or for the grant to any Person of any preferential rights to purchase any of its Assets or properties, in each case in an amount exceeding fifty thousand Reais (R$50,000.00);

(d) contratos de joint venture e de parceria;	(d) joint venture and partnership agreements;

(e) contratos substanciais segundo os quais a Sociedade obriga-se a indenizar qualquer Pessoa em valor superior a R$50.000,00 (cinquenta mil Reais);	(e) material contracts under which the Company agrees to indemnify any Person in an amount exceeding fifty thousand Reais (R$50.000,00);

(f) quaisquer contratos ou acordos de aquisição de quantidade mínima independentemente do uso efetivo ou de exigências, ou quaisquer outros contratos ou acordos que exijam que a Sociedade pague um valor superior a R$50.000,00 (cinquenta mil Reais), independentemente de se produtos ou serviços forem recebidos;

(f) any take or pay or requirements contracts or agreements or any other contracts or agreements requiring the Company to pay an amount exceeding fifty thousand Reais (R$50.000,00), regardless of whether products or services are received;

(g) contratos e outros acordos não passíveis de cancelamento sem multa pela Sociedade, mediante notificação com 60 (sessenta) ou menos dias de antecedência, que estipulem um preço de compra total, ou pagamentos para ou da Sociedade, em qualquer exercício, de mais de R$50.000,00 (cinquenta mil Reais) em qualquer caso específico (ou no total, no caso de qualquer série de contratos e outros acordos relacionados);

(g) contracts and other agreements not cancelable without penalty by the Company on sixty (60) or fewer days’ notice calling for an aggregate purchase price or payments to or from the Company in any one year of more than fifty thousand Reais (R$50.000,00) in any one case (or in the aggregate, in the case of any related series of contracts and other agreements);

(h) contratos e outros acordos com clientes, consumidores ou qualquer outra Pessoa relacionados ao compartilhamento de taxas,	(h) contracts and other agreements with clients, customers or any other Person for the sharing of fees, the rebating of charges or purchase price or

descontos de encargos ou de preço de compra, ou outros acordos semelhantes;	other similar arrangements;

(i) contratos e outros acordos que contenham avenças da Sociedade ou de qualquer diretor ou funcionário e que abranjam o direito de concorrer ou de não concorrer em quaisquer negócios ou que restrinjam, de maneira semelhante, sua capacidade de realizar negócios com qualquer Pessoa ou em qualquer área geográfica, ou avenças de qualquer outra Pessoa de não concorrer com a Sociedade em quaisquer negócios ou que restrinja sua capacidade de conduzir negócios em qualquer área geográfica;

(i) contracts and other agreements containing covenants of the Company or any officer or employee pertaining to the right to compete or not compete in any business or similarly restricting their ability to conduct business with any Person or in any geographical area or covenants of any other Person not to compete with the Company in any business or restricting their ability to conduct business in any geographical area;

(j) contratos e outros acordos relativos à aquisição, pela Sociedade, de qualquer empresa em funcionamento ou do capital acionário de qualquer outra Pessoa;	(j) contracts and other agreements relating to the acquisition by the Company of any operating business or the corporate capital of any other Person;

(k) contratos e outros acordos não passíveis de cancelamento sem multa pela Sociedade mediante notificação com 60 (sessenta) ou menos dias de antecedência, que exijam o pagamento de mais de R$50.000,00 (cinquenta mil Reais) ao ano, por ou para a Sociedade, referente a um royalty, comissão ou comissão sobre vendas ou taxa semelhantes;

(k) contracts and other agreements not cancelable without penalty by the Company on sixty (60) or fewer days’ notice requiring the payment by or to the Company of a royalty, override or similar commission or fee of more than fifty thousand Reais (R$50.000,00) per annum;

(l) contratos e outros acordos relativos a processamento de dados ou prestação de outros serviços não passíveis de cancelamento sem multa mediante notificação com 60 (sessenta) ou menos dias de antecedência; e

(l) contracts and other agreements relating to data processing or the provision of other services which are not cancelable without penalty in sixty (60) or fewer days’ notice; and

(m) qualquer outro contrato e outro acordo formalizado fora do curso normal de negócios, relacionado à Sociedade e que envolva um valor superior a R$50.000,00 (cinquenta mil Reais).	(m) any other contract and other agreement made outside the ordinary course of business relating to the Company and involving an amount in excess of fifty thousand Reais (R$50.000,00).

5.23.1 Cada Contrato Substancial relacionado	5.23.1 Each Material Contract listed in

no Anexo 5.23 constitui uma obrigação válida e vinculativa da Sociedade, e cada um desses Contratos Substanciais é exequível em conformidade com seus termos. Nem a Sociedade, nem qualquer outra Parte em qualquer de tais Contratos Substanciais (com ou sem decurso de prazo, ou envio de notificação, ou ambos), está em violação substancial de seus termos ou em inadimplemento substancial deles.

Exhibit 5.23 is a valid and binding obligation of the Company and each such Material Contract is enforceable in accordance with its terms. Neither the Company nor any other party to any of such Material Contracts (with or without the lapse of time or the giving of notice, or both) is in material violation thereof or in material default thereunder.

5.23.2. A Sociedade não é parte de contratos que estabeleçam restrições em caso de mudança no controle da Sociedade.	5.23.2. The Company is not a party in agreements that set forth restrictions in case of change of control of the Company.

5.24 Ativos. A Sociedade detém a titularidade plena, válida e negociável sobre seus respectivos Ativos (conforme definido no Anexo 1.1), livre e isenta de qualquer Gravame (exceto conforme disposto no Anexo 5.24), incluindo o seguinte:

5.24 Assets. The Company owns outright and has good and marketable title to its relevant Assets (as defined in Exhibit 1.1), free and clear of any Lien (except as set forth in Exhibit 5.24), including the following:

(a) direitos e obrigações concernentes à Sociedade;	(a) rights and obligations concerning the Company;

(b) contas a receber e a pagar da Sociedade, exceto os valores indicados no Anexo 5.24(b), os quais são valores devidos pela Sociedade em decorrência da prestação de serviços efetuada por pessoas físicas e jurídicas lá indicadas, as quais não retiraram tais valores junto à Sociedade até esta data e a Data de Fechamento;

(b) receivables and payables in respect of the Company, except for the amounts indicated in Exhibit 5.24(b), which are amounts owed by the Company in connection with services rendered by the individuals and companies therein that have not retrieved such amounts from the Company up until this date and the Closing Date;

(c) mobiliário, telefonia, maquinário e equipamentos da Sociedade;	(c) furniture, telephones, machinery and equipment of the Company;

(d) marcas, expressões e sinais de propaganda, denominações comerciais, logotipos, domínios de internet e outros direitos de propriedade intelectual e industrial da Sociedade;	(d) trademarks, expressions and advertising signs, trade names, logos, internet domains and other rights of intellectual and industrial property regarding the Company;

(e) computadores, software e websites da	(e) computers, software and websites in respect

Sociedade, conforme listados no Anexo 5.24 (e);	of the Company, as set forth in Exhibit 5.24 (e);

(f) contratos relativos ou necessários para a operação da Sociedade e suas instalações; e	(f) agreements relating to or necessary for the operation of the Company and its facilities; and

(g) cursos e autorizações emitidos pelo MEC, conforme disposto no Anexo 5.24(g).	(g) courses and authorizations issued by the MEC , as set forth in Exhibit 5.24(g).

5.25 Propriedade Intelectual. Exceto conforme estabelecido no Anexo 5.25, a Sociedade detém a propriedade ou é detentora, e praticou todos os atos necessários para registrar, preservar e proteger licenças de longo prazo ou outros direitos de uso, adequadas e exequíveis, de Propriedade Intelectual que é utilizada na condução ou operação dos negócios, conforme relacionado no Anexo 5.25.

5.25 Intellectual Property. Except as set forth in Exhibit 5.25, the Company owns or possesses, and has taken all actions necessary to record, preserve and protect adequate and enforceable long-term licenses or other rights to use, the Intellectual Property that is used in the conduct or operation of the business, as listed in Exhibit 5.25.

5.25.1 Nem os Vendedores nem a Sociedade (i) infringe qualquer Propriedade Intelectual de qualquer outra Pessoa; ou (ii) recebeu notificação de que estava infringindo qualquer Propriedade Intelectual de qualquer outra Pessoa. Nenhuma reivindicação, ação ou processo nesse sentido está pendente ou foi instaurado para esse fim que não tenha sido solucionado ou que não esteja sendo discutido na instância adequada.

5.25.1 None of the Sellers or the Company (i) infringes any Intellectual Property of any other Person; or (ii) has received notice that it is infringing any Intellectual Property of any other Person. No claim, action or proceeding in this sense is pending or ongoing for that matter that has not been solved or that is not being challenged in the appropriate court.

5.26 Programas de Computador e Software. No Anexo 5.26 encontra-se uma lista dos programas e softwares de computador utilizados pela Sociedade (o “Software”) que (i) são licenciados pela Sociedade segundo contratos de licenciamento válidos (ou estão em processo de serem licenciados), na medida em que as licenças sejam necessárias, (ii) conforme possa ser o caso, constituem trabalhos por encomenda originais, compilados ou preparados por funcionários da Sociedade dentro do âmbito de seu trabalho, cujo direito, titularidade e

5.26 Computer Programs and Software. Exhibit 5.26 lists the computer programs and software used by the Company (the “Software”) which (i) are licensed by the Company under valid license agreements (or are in the process of being licensed), to the extent licenses are necessary, (ii) as the case may be, constitute original works for hire compiled or prepared by employees of the Company within the scope of their employment, the right, title and interest (including copyright to such Software) being vested in the Company, as the case may be; or

participação (inclusive o direito autoral sobre esse Software) são de propriedade da Sociedade, conforme possa ser o caso; ou (iii) conforme possa ser o caso, são trabalhos preparados ou executados por consultores para a Sociedade, sobre os quais todo direito, titularidade e participação em e para esse Software foram transferidos para a Sociedade, conforme o caso.

(iii) as the case may be, are works prepared or performed by consultants to the Company, all right, title and interest in and to such Software having been transferred to the Company, as the case may be.

5.27. Procurações. Com exceção das procurações ad judicia atualmente em vigor, a Sociedade não tem quaisquer procurações em vigor, exceto aquelas indicados no Anexo 5.27.

5.27. Powers of Attorney. Except for the powers of attorney ad judicia currently in force, the Company does not have any powers of attorney currently in force other than the ones described in Exhibit 5.27.

5.28. Imóveis. Exceto conforme estabelecido no Anexo 5.28, os Vendedores declaram e garantem que:	5.28. Real Estate Properties. Except as set forth in Exhibit 5.28, the Sellers represent and warrant that:

(a) os Imóveis (conforme definido abaixo) estão livres e desembaraçados de quaisquer ônus, dívidas, servidão em favor de terceiros ou gravames de qualquer natureza, com exceção da existência de um pacto comissório registrado na matrícula n° 37.823 do Registro de Imóveis da 6ª Zona da Comarca de Porto Alegre/RS, sendo que os Vendedores Locadores assumem a obrigação de cancelar o referido pacto após o Fechamento, nos termos da Cláusula 7.2.2 abaixo;

(a) the Real Estate Properties (as defined below) are free and clear of any liens, debts, right-of-ways for the benefit of third parties or encumbrances of any nature, except for the existence of a pacto comissório registered with the real estate registration (matrícula) No. 37.823 of the Real Estate Registry of the 4th Zone of Porto Alegre/RS, and the Lessors Sellers undertake to cancel such registration after the Closing, pursuant to Section 7.2.2 below;

(b) os Imóveis possuem todas as licenças e autorizações concedidas pelo poder público que são necessárias para a atividade da Sociedade;	(b) the Real Estate Properties hold all licenses and permits granted by the Public Authorities which are necessary for the activities of Lessee;

(c) os Imóveis se encontram em perfeitas condições de uso, funcionamento, higiene, limpeza e segurança, bem como em perfeito estado de conservação, e são perfeitamente adequados para a atividade da Sociedade;

(c) the Real Estate Properties are currently in perfect use, operation, hygiene, cleaning and safety conditions, as well as in perfect preservation condition, and are perfectly suitable for Lessee’s activities;

(d) os Imóveis não são objeto de ações reais e pessoais reipersecutórias e não há ônus reais incidindo sobre eles;	(d) the Real Estate Properties are not subject to any real and personal reipersecutórias lawsuits and there are no encumbrances levied on them;

(e) não há qualquer projeto de desapropriação ou declaração de utilidade pública para fins de desapropriação ou ocupação temporária objetivando, total ou parcialmente, os Imóveis; e	(e) is unaware of any project of expropriation or declaration of public utility for purposes of expropriation or temporary occupation of the Real Estate Properties, totally or partially;

(f) todas as construções existentes nos Imóveis encontram-se devidamente regularizadas perante a Prefeitura local, o Corpo de Bombeiros e os cartórios de Registro de Imóveis competentes, com exceção do Certificado do Corpo de Bombeiros (PPCI), cuja renovação deverá ser providenciada pelos Vendedores após o Fechamento, nos termos da Cláusula 7.2(i) abaixo.

(f) all existing buildings on the Real Estate Properties are duly legalized before the local Municipality, the Fire Brigade and the competent Real Estate Registry Offices, with exception of the Fire Brigade Certificate (PPCI), which shall be obtained by the Sellers after the Closing, pursuant to Section 7.2(i) below.

5.29. Submissão da Operação ao CADE. Conforme as informações e os documentos integrantes do Anexo 5.29, os Vendedores declaram e garantem que o faturamento bruto anual ou o volume de negócios registrados pelo grupo econômico ao qual a Sociedade pertence nesta data não atingiu o valor total de R$75.000.000,00 (setenta e cinco milhões de Reais) no exercício encerrado em 31 de dezembro de 2013. Com base nas referidas informações e documentos e nas declarações e garantias fornecidas pelos Vendedores, a Compradora entende que, nos termos da legislação vigente, a presente Operação não precisará ser submetida ao CADE para aprovação prévia. Qualquer reinvindicação do CADE ou qualquer outro Ente Público, ou penalidade imposta em razão da não submissão da Operação ao CADE em virtude de má interpretação da lei, mas desde que baseada em informações precisas e corretas fornecidas pelos Vendedores, será de responsabilidade da

5.29. Submission of the Transaction to CADE. According to the information and documents of Exhibit 5.29, the Sellers represent and warrant that the annual gross profit of the Company or the business volume registered by the economic group of which the Company belongs on the date hereof has not reached the amount of seventy-five million Reais (R$75,000,000.00) on the fiscal year terminated on December 31, 2013. Based on referred information and documents and on the representations and warranties granted by the Sellers, the Purchaser understands that, under the legislation in force, it is not necessary to submit this Transaction to CADE’s prior approval. Any claim from CADE or any other Government Entity, or penalty imposed due to the non-submission of the transaction to CADE by virtue of misinterpretation of the law, but provided that based on accurate and correct information provided by the Sellers shall be borne by the Purchaser. Any claim from CADE or any other

Compradora. Qualquer reinvindicação do CADE ou qualquer outro Ente Público, ou penalidade imposta em razão da não submissão da Operação ao CADE em virtude de informações incorretas ou imprecisas fornecidas pelos Vendedores para a análise da exigibilidade de apresentação da Operação ao CADE, deverá ser de exclusiva responsabilidade dos Vendedores e estará sujeita aos termos do Artigo IX deste Contrato.

Government Entity, or penalty imposed due to the non-submission of the transaction to CADE by virtue of inaccurate and incorrect information provided by the Sellers to the analysis of the requirement of the submission of the Transaction to CADE, shall be exclusively borne by the Sellers and shall be subject to the terms of Article IX of this Agreement.

Artigo VI — DECLARAÇÕES E GARANTIAS DA COMPRADORA	Article VI — PURCHASER’S REPRESENTATIONS AND WARRANTIES

A Compradora, neste ato, declara e garante para os Vendedores, na data deste instrumento, o quanto segue:	The Purchaser hereby represents and warrants to the Sellers, as of the date hereof, as follows:

6.1 Constituição. A Compradora é uma sociedade devidamente constituída, validamente existente e em situação regular segundo as Leis do Brasil.	6.1 Organization. The Purchaser is a company duly organized, validly existing and in good standing under the Laws of Brazil.

6.2 Atos Societários. A Compradora detém pleno direito, bem como toda competência e autorização necessária na qualidade de pessoa jurídica, praticou todos os atos, e recebeu todas as aprovações exigidas para celebrar, assinar e formalizar este Contrato e os Documentos da Operação, bem como para cumprir integralmente suas obrigações segundo este e aqueles instrumentos.

6.2 Corporate Actions. The Purchaser has the full right, as well as all necessary capacity and power as a legal entity, and has taken all actions and approvals required to enter into, execute and deliver this Agreement and the Transaction Documents, as well as to fully perform its obligations hereunder and thereunder.

6.2.1 A Operação foi devidamente aprovada pelos sócios da Compradora, conforme aplicável, e não há outro ato ou autorização societária exigida para a celebração e cumprimento da Operação e das obrigações segundo este instrumento. A Compradora detém todos os poderes exigidos para deter a propriedade e posse de ativos, bem como para conduzir suas atividades conforme estas são

6.2.1 The Transaction has been duly approved by the quotaholders of the Purchaser, as applicable, and there is no other corporate action or authorization required to enter into and to perform the Transaction and the obligations hereunder. The Purchaser has all requisite power to own and hold assets, as well as to carry out its activities as they are currently carried out.

conduzidas atualmente.

6.2.2 O(s) representante(s) legal(ais) da Compradora que assina(m) este Contrato detém(êm) todas as autorizações exigidas para esse fim e, consequentemente, este Contrato, os outros Documentos da Operação, e cada um dos outros contratos e instrumentos assinados pela Compradora com relação a este Contrato, e aos demais Documentos da Operação, são obrigações válidas e vinculativas da Compradora, exequíveis contra ela em conformidade com seus termos.

6.2.2. The legal representative(s) of the Purchaser executing this Agreement has (have) all required powers for that purpose and, therefore, this Agreement, the other Transaction Documents and each one of the other agreements and instruments executed by the Purchaser in connection with this Agreement and the other Transaction Documents, are valid and binding obligations of the Purchaser, enforceable against it in accordance with their terms.

6.3 Aprovações e Notificações Governamentais. Nenhuma notificação, autorização, consentimento, aprovação, licença, isenção, ou protocolo ou registro perante qualquer vara, tribunal ou órgão, agência, comissão, divisão, departamento, órgão público ou outra autoridade governamental, administrativa ou reguladora, no Brasil ou em outro país, é ou será necessária para a assinatura deste Contrato, os outros Documentos da Operação e para o cumprimento, pela Compradora ou por qualquer outra Parte (exceto os Vendedores ou a Sociedade) de suas obrigações segundo este Contrato ou qualquer outro Documento da Operação, exceto: (i) a comunicação da presente Operação ao MEC; e (ii) o registro de documentos societários relevantes perante as autoridades competentes.

6.3 Governmental Approvals and Notifications. No notification, authorization, consent, approval, license, exemption of, or filing or registration with, any court, tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other governmental authority in Brazil or in another country is or will be necessary for the signature of this Agreement, the other Transaction Documents, and for the performance by the Purchaser or any other party (other than the Sellers or the Company) of its obligations under this Agreement or any other Transaction Document, except for (i) the communication of this Transaction to MEC; and (ii) the registration of the relevant corporate documents with the competent authorities.

6.4 Inexistência de Conflito ou Violação. A assinatura, formalização e cumprimento deste Contrato e dos outros Documentos da Operação dos quais a Compradora é parte, a conclusão da Operação, o atendimento aos termos destes e daqueles instrumentos, e o cumprimento de qualquer das disposições não:

6.4 No Conflict or Violation. The execution, formalization and performance of this Agreement and the other Transaction Documents to which the Purchaser is a party, the consummation of the Transaction, the fulfillment of the terms hereof and thereof, and the compliance with any of the provisions do not:

(a) conflitam ou conflitarão, nem resultam ou	(a) conflict with or will conflict with or result or

resultarão em quebra ou violação dos Documentos Constitutivos da Compradora;	will result in a breach or violation of the Purchaser Organizational Documents;

(b) conflitam ou conflitarão, nem resultam ou resultarão em quebra ou violação, nem criam ou criarão (com ou sem a devida notificação, ou decurso de prazo, ou ambos) inadimplemento ou darão origem a qualquer direito de rescisão, cancelamento, investidura de direitos, pagamento, exercício, antecipação, suspensão, revogação ou modificação segundo qualquer dos termos, condições ou disposições de qualquer instrumento ou obrigação da qual a Compradora é Parte ou segundo os quais a Compradora ou qualquer de seus bens ou ativos possa ser vinculada ou afetada; e

(b) conflict with or will conflict, nor result or will result in breach or violation, nor create or will create (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation, vesting of rights, payment, exercise, acceleration, suspension, revocation or modification under any of the terms, conditions or provisions of any instrument or obligation of which the Purchaser is a party or under which the Purchaser or any of its goods or assets may be linked or affected; and

(c) conflitam ou conflitarão, nem violam ou violarão qualquer Decisão ou Lei aplicável à Compradora ou a qualquer de seus bens ou ativos.	(c) conflict with or will conflict with or violate or will violate any Order or Law applicable to the Purchaser or any of its properties or assets.

6.5 Ações judiciais. Não há reivindicação, ação ou processo (perante ou por qualquer vara, tribunal ou órgão, agência, comissão, divisão, departamento, órgão público ou outra autoridade governamental, administrativa ou reguladora) em andamento iminente contra ou que afete a Compradora, cujo resultado, de qualquer maneira, poderia prejudicar a capacidade da Compradora cumprir suas obrigações segundo este instrumento e os outros Documentos da Operação.

6.5 Litigation. There is no claim or action or proceeding (before or by any court, tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other governmental authority) pending or threatened against or affecting the Purchaser, the outcome of which would in any manner impair the ability of the Purchaser to perform its obligations hereunder and the other Transaction Documents.

6.6 A Compradora é uma empresa brasileira da Rede Laureate Education Universities, uma rede global de instituições acadêmicas privadas, a qual reúne instituições de educação, dentre universidades, faculdades, centros universitários, institutos, academias e escolas, localizadas em países na América do Norte, América Latina, Europa e Ásia. A Rede

6.6. The Purchaser is a Brazilian company of the network Laureate Education Universities, a global network of private academic institutions, which combine educational institutions, including universities, university centers, colleges, institutes, academies and schools, located in countries in North America, Latin America, Europe and Asia. The network

Laureate Education Universities procura sempre investir em suas instituições de educação a fim de proporcionar a seus alunos um alto padrão de qualidade de ensino e contribuir para a cultura local. Não obstante, as Partes reconhecem que nada neste Contrato deverá (i) limitar a Compradora de conduzir as atividades da Sociedade, após a Data de Fechamento, de acordo com o seu exclusivo critério; ou (ii) conceder qualquer direito aos Vendedores de interferir na condução das atividades da Sociedade ou pleitear indenização da Compradora em virtude da referida condução de atividades.

Laureate Education Universities endeavors to invest in their educational institutions to provide a high standard of quality education to their students and contribute to the local culture. Notwithstanding, the Parties acknowledge that nothing in this Agreement shall (i) limit the Purchaser to conduct the activities of the Company after the Closing Date, in accordance with its sole discretion; or (ii) grant any right to the Sellers to interfere in the conduct of the Company’s activities or claim indemnification from the Purchaser due to the conduct of such activities.

VII — IMÓVEIS	VII — REAL ESTATE PROPERTIES

7.1 Contrato de Locação. Como parte da Operação, a Sociedade e a Sociedade Porto-Alegrense de Pesquisa deverão celebrar, na Data de Fechamento, um contrato de locação tendo por objeto os imóveis registrados no 4º e no 6º Cartórios de Registro de Imóveis da Comarca de Porto Alegre sob nº de matrícula 37.823 e 22.015, respectivamente (os “Imóveis”), na forma do Anexo 7.1. (o “Contrato de Locação”).

7.1. Lease Agreement. As part of the Transaction, the Company and Sociedade Porto-Alegrense de Pesquisa shall enter into, on the Closing Date, a lease agreement regarding real estate properties registered with the 4th and 6th Real Estate Registries of the City of Porto Alegre under registration numbers 37.823 and 22.015, respectively (the “Real Estate Properties”), in the form of Exhibit 7.1. (the “Lease Agreement”).

7.1.1 O Contrato de Locação terá as seguintes características:	7.1.1 The Lease Agreement shall have the following characteristics:

(i) O prazo de vigência inicial do Contrato de Locação dos Imóveis será de 10 (dez) anos, a contar da Data de Fechamento, e poderá ser automaticamente renovado por 2 (dois) períodos adicionais de 10 (dez) anos cada, a menos que a Sociedade notifique a Sociedade Porto-Alegrense de Pesquisa com 2 (dois) anos de antecedência do término de cada período de 10 (dez) anos sobre a sua intenção de desocupar os Imóveis.

(i) The initial term of the Lease Agreement of the Real Estate Properties shall be of ten (10) as of the Closing Date, and can be automatically renewed for two (2) periods of ten (10) years each, unless the Company notifies Sociedade Porto-Alegrense de Pesquisa with two (2) years prior to the completion of each period of ten (10) years about its intention to vacate the Real Estate Properties.

(ii) O valor inicial de aluguel dos Imóveis objeto do Contrato de Locação será de R$350.000,00 (trezentos e cinquenta mil Reais), reajustado segundo a variação do Índice IGP-M/FGV, com base no último índice publicado antes da Data de Fechamento, a partir de 1º de janeiro de 2014 até a Data do Fechamento (“Aluguel”) e deverá ser anualmente reajustado, a contar da Data de Fechamento, segundo a variação do Índice IGP-M/FGV.

(ii) The initial amount of the rent of the Real Estate Properties object of the Lease Agreement shall be of three hundred and fifty thousand Reais (R$350,000.00), adjusted in accordance with the variation of the IGP-M/FGV Index, based on the last index published before the Closing Date, as of January 1, 2014 until the Closing Date (“Rent”), and shall be annually adjusted, as of the Closing Date, in accordance with the variation of the IGPM-FGV Index.

(iii) As Partes renunciam, neste ato, ao direito de ajuizar, durante a vigência do Contrato de Locação, ação revisional de aluguel nos termos da lei do inquilinato vigente. Não obstante, no 11º (décimo primeiro) aniversário e no 21º (vigésimo primeiro) aniversário da data de assinatura do Contrato de Locação, se houver, as Partes deverão contratar uma das seguintes empresas de avaliação independente NAI Dworking Consultoria Imobiliária, Colliers International, Jones Lang LaSalle e Richard Ellis (“Empresa de Avaliação”), a fim de realizar uma avaliação do valor de mercado dos Imóveis, cujo resultado deverá vincular as Partes para fim de determinação do novo valor de aluguel dos Imóveis, o qual será vigente no mês imediatamente posterior à data de entrega do relatório de avaliação. Todos os custos da referida avaliação deverão ser arcados igualmente pelas partes do Contrato de Locação.

(iii) The Parties waive, hereby, the right to file, during the term of the Lease Agreement, a lawsuit for the review of the rent in accordance with the lease law in force. Notwithstanding, on the eleventh (11th) and on the twenty-first (21st) anniversary of the signing date of the Lease Agreement, if the case may be, the Parties shall contract one of the following independent valuation companies NAI Dworking Consultoria Imobiliária, Colliers International, Jones Lang LaSalle and Richard Ellis (“Appraisal Company”) in order to appraise the market value of the Real Estate Properties, which result shall be binding upon the Parties, in order to determine the new rent amount of the Real Estate Properties, which shall be effective in the month immediately after the delivery date of the appraisal report. All costs of such appraisal shall be borne equally by the parties of the Lease Agreement.

7.1.2 Compensação contra o Aluguel. Não obstante a solidariedade dos Vendedores nos termos deste Contrato com relação a qualquer valor devido por estes à Sociedade ou à Compradora ou suas Afiliadas, a compensação dos referidos valores contra o Aluguel somente poderá ser feita na proporção da participação dos Vendedores Locadores no capital social da Sociedade na Data de Fechamento, ou seja, 48,5% (quarenta e oito vírgula cinco por cento).

7.1.2 Offset against the Rent. Notwithstanding the joint and several liability of the Sellers under this Agreement with regard to any amount due by them to the Company or to the Purchaser or its Affiliates, the offset of such amounts against the Rent can only be made in the proportion of the equity of the Lessors Sellers in the Company’s corporate capital on the Closing Date, i.e., forty-eight and a half per cent (48.5%). The Parties clarify that such

As Partes esclarecem que referida limitação trata-se de uma exceção à responsabilidade solidária dos Vendedores e, portanto, todos os outros valores devidos pela Sociedade, pela Compradora ou por suas Afiliadas aos Vendedores poderão ser totalmente compensados independentemente das proporções da participação dos Vendedores no capital social da Sociedade na Data de Fechamento.

limitation is an exception to the joint and several liability of the Sellers and, therefore, all other amounts due by the Company, the Purchaser or its Affiliates to the Sellers can be totally offset independently of the equity proportions of the Sellers in the corporate capital of the Company on the Closing Date.

7.2. Regularização dos Imóveis após o Fechamento. Fica acordado que os Vendedores serão responsáveis pelas seguintes regularizações dos Imóveis:	7.2. Regularization of the Real Estate Properties after the Closing. The Sellers shall be responsible for the following regularization of the Real Estate Properties:

(i) renovação atualmente pendente do Certificado do Corpo de Bombeiros referente aos Imóveis, cuja evidência deverá ser apresentada à Sociedade em até 180 (cento e oitenta) dias a contar da Data de Fechamento;

(i) renewal of the Fire Department Certificate regarding the Real Estate Properties, which is currently pending, proof of which shall be provided to the Company within one hundred and eighty (180) days as of the Closing Date;

(ii) registro da Servidão de Passagem nas matrículas de nº 2.512, no Cartório de Registro de Imóveis da 6ª Zona da Comarca de Porto Alegre e nº 37.823, no Cartório de Registro de Imóveis da 4ª Zona da Comarca de Porto Alegre, ou apresentação dos documentos que comprovem as medidas judiciais ajuizadas para tanto, cujas evidências deverão ser apresentadas à Sociedade em até 90 (noventa) dias a contar da data da regularização das matrículas dos imóveis em razão da Cisão Parcial da Sociedade, nos termos da Cláusula 7.3abaixo.

(ii) registration of the Right-of-Ways with the real estate registrations (matrículas) of No. 2.512 with the 6th Real Estate Registry of the City of Porto Alegre and No. 37.823, with the 4th Real Estate Registry of the City of Porto Alegre, or the presentation of the documents that prove the judicial measures filed for such purpose, proof of which shall be provided to the Company within ninety (90) days as of the date of regularization of the real estate properties due to the Partial Spin Off of the Company, under Section 7.3below.

7.2.1. Os Vendedores serão os únicos responsáveis por todo e qualquer prejuízo causado à Sociedade em virtude da falta das regularizações mencionadas nos itens (i) e (ii) da Cláusula 7.2, antes ou após a Data de Fechamento, sendo que referido prejuízo poderá ser compensado pela Compradora ou pela

7.2.1. The Sellers shall be the only ones responsible for any damage caused to the Company by reason of the absence of such regularizations mentioned in items (i) and (ii) of Section 7.2, before or after the Closing Date, and such damage may be offset by Purchaser or the Company against any amount owed by the

Sociedade contra todo e qualquer valor devido pela Sociedade, pela Compradora ou suas Afiliadas aos Vendedores ou contra o Aluguel nos termos da Cláusula 7.1.2 acima.	Company, by the Purchaser or its Affiliates to the Sellers or against the Rent in accordance with Section 7.1.2 above.

7.2.2. Os Vendedores Locadores serão responsáveis pelo cancelamento do pacto comissório registrado na matrícula n° 37.823 do Registro de Imóveis da 4ª Zona de Comarca de Porto Alegre, ou pela apresentação dos documentos que comprovem as medidas judiciais ajuizadas para tanto, cujas evidências deverão ser apresentadas à Sociedade em até 9 (nove) meses a contar da Data de Fechamento.

7.2.2 The Lessors Sellers are responsible for the cancellation of the pacto comissório registered with the real estate registration (matrícula) No. 37.823 of the Real Estate Registry of the 4th Zone of Porto Alegre/RS, or for the presentation of the documents that prove the judicial measures filed for such purpose, proof of which shall be provided to the Company within 9 (nine) months as of the Closing Date.

7.2.3. Os Vendedores Locadores serão os únicos responsáveis por todo e qualquer prejuízo causado à Sociedade em virtude da falta do cancelamento do pacto comissório, nos termos da Cláusula 7.2.2 acima, antes ou após a Data de Fechamento, sendo que referido prejuízo poderá ser compensado pela Compradora ou pela Sociedade contra o Aluguel, nos termos do Contrato de Locação.

7.2.3. The Lessors Sellers shall be the only ones responsible for any damage caused to the Company by reason of the lack of the cancellation of the pacto comissório, in accordance with Section 7.2.2 above, before or after the Closing Date, and such damage may be offset by the Purchaser or the Company against the Rent in accordance with the Lease Agreement.

7.2.4 Caso os prazos ora ajustados não sejam cumprido pelos Vendedores, a Compradora e a Sociedade poderão optar por tomar todas as providências necessárias para a realização das regularizações mencionadas nesta Cláusula 7.2, bem como quaisquer outras regularizações necessárias para a operação das atividades da Sociedade nos Imóveis e de compensar as despesas incorridas para tanto contra todo e qualquer valor devido pela Sociedade, pela Compradora ou suas Afiliadas aos Vendedores ou contra o Aluguel nos termos do Contrato de Locação, de acordo com o seu exclusivo critério. Na hipótese avençada acima, de a Compradora e a Sociedade tomarem todas as providências necessárias para a regularização

7.2.4 If the terms agreed hereby are not be met by the Sellers, the Purchaser and the Company may choose to take all necessary measures to make the regularizations mentioned in this Section 7.2, as well as any other regularizations necessary for the operation of the Company’s activities in the Real Estate Properties and offset the amounts incurred for this purpose against any amount owed by the Company, by the Purchaser or its Affiliates to the Sellers or against the Rent pursuant to terms of the Lease Agreement, in accordance with its sole discretion. In the hypothesis set forth above, of the Purchaser and the Company taking all necessary measures to regularize the Real Estate Properties in case of non-compliance with the dos Imóveis em caso de não cumprimento dos prazos aqui estabelecidos, incluindo as obrigações previstas nos itens (i) e (ii) da Cláusula 7.2 e na Cláusula 7.2.2 acima, os Vendedores se obrigam a fornecer e assinar todos os documentos necessários para que a Compradora e a Sociedade possam concluir tais regularizações sob pena de infração deste Contrato.

agreed term, including the obligations set forth in items (i) and (ii) of Section 7.2 and Section 7.2.2 above, the Sellers agree to provide and sign all necessary documents for the Purchaser and the Company to finalize these regularizations under penalty of breach of this Agreement.

7.3 Cisão Parcial da Sociedade. Os Vendedores neste ato se responsabilizam por todo e qualquer prejuízo causado à Sociedade, à Compradora ou a qualquer terceiro em virtude da Cisão Parcial da Sociedade. Os Vendedores deverão concluir a transferência de todos os imóveis cindidos da Sociedade à Sociedade Porto-Alegrense de Pesquisa e à SFS Assessoria e Consultoria, mediante o registro da respectiva escritura pública na matrícula dos referidos imóveis, ou tomar as medidas judiciais cabíveis para tanto, em até 180 (cento e oitenta) dias a contar da Data de Fechamento. Caso os Vendedores não cumpram esta obrigação de forma tempestiva, a Sociedade e a Compradora terão o direito de concluir a referida transferência dos imóveis cindidos e de compensar todos os respectivos gastos com qualquer valor devido pela Sociedade ou pela Compradora aos Vendedores.

7.3. Partial Spin Off of the Company. The Sellers are responsible for any and all damage caused to the Company, the Purchaser or any third party by reason of the Partial Spin Off of the Company. The Sellers shall conclude the transfer of all the real estate properties that were split off from the Company to Sociedade Porto-Alegrense de Pesquisa and to SFS Assessoria e Consultoria, upon registration of the relevant public deed in the real estate registrations (matrículas) of referred real estate properties, or take the necessary judicial measures for such purpose, within one hundred and eighty (180) days as of the Closing Date. In case the Sellers do not timely comply with such obligation, the Company and the Purchaser shall have the right to finalize such transfer of the real estate properties split off and offset all relevant expenses against any amount due by the Company or the Purchaser to the Sellers.

Artigo VIII — PERÍODO DE SANEAMENTO	Article VIII — CURE PERIOD

8.1 Período de Saneamento. Mediante violação ou não cumprimento de qualquer avença ou obrigação segundo este Contrato ou qualquer outro Documento da Operação, a Parte adimplente deverá notificar por escrito a Parte inadimplente, exigindo que a última sane o inadimplemento dentro de 30 (trinta) dias após o recebimento da notificação pertinente, sem

8.1 Cure Period. Upon a breach of or failure to perform any covenant or obligation under this Agreement or any other Transaction Document, the non-defaulting Party may notify in writing the defaulting Party, requiring the latter to remedy the default within thirty (30) days after receipt of the relevant notice, without prejudice to any other specific cure period set

prejuízo de qualquer outro período especifico de remediação estabelecido neste Contrato ou no Documento da Operação pertinente.	forth in this Agreement or in the relevant Transaction Document.
Artigo IX — INDENIZAÇÃO	Article IX — INDEMNIFICATION

9.1 Indenização. Observadas as outras disposições deste Artigo IX, os Vendedores, (conjuntamente, as “Partes Indenizadoras”) solidariamente, indenizarão a Compradora, suas Afiliadas e a Sociedade, conforme o caso e a critério da Compradora, e seus respectivos sucessores e cessionários (conjuntamente, a “Parte Indenizada”) e isentará cada um deles e os reembolsará, acrescido do valor de qualquer Tributo (a) que incida na fonte sobre o pagamento da indenização aqui prevista; e (b) que a Parte Indenizada tenha que pagar ou arcar sobre o montante da indenização para que a Parte Indenizada usufrua do valor da indenização como se não houvesse tributação, de e com relação a todos e quaisquer danos, perdas, custos, multas, penalidades, reivindicações, obrigações, despesas, sentenças e acordos, inclusive despesas razoáveis de investigação, defesa ou remediação, taxas de consultoria e engenharia razoáveis com relação a qualquer investigação, defesa ou remediação, despesas e honorários advocatícios razoáveis e honorários de contadores razoáveis incorridos ou sofridos por qualquer Parte Indenizada (“Danos”) com relação a atos, fatos ou omissões que ocorrerem antes da Data de Fechamento, independentemente do fato de que seus efeitos sejam observados somente após a Data de Fechamento, inclusive, entre outros:

9.1 Indemnification. Subject to the other provisions of this Article IX, the Sellers (collectively, the “Indemnifying Party”), jointly and severally, shall indemnify the Purchaser, its Affiliates, the Company, as the case may be and at Purchaser’s discretion, and their respective successors and assigns, (collectively, the “Indemnified Party”), and shall hold each of them harmless from and reimburse them, plus the amount of any (a) withholding income Tax levied on the payment of the compensation set forth herein; and (b) Tax that the Indemnified Party has to pay over the compensation amount in order to the Indemnified Party can use the amount as if there were no taxes, for and in respect of, any and all damages, losses, costs, fines, penalties, claims, liabilities, expenses, judgments and settlements, including reasonable expenses of investigation, defense or remediation, reasonable consulting or engineering fees in connection with any investigation, defense or remediation and reasonable attorneys’ fees and expenses and reasonable accountants’ fees, incurred or suffered by any Indemnified Party (“Damages”) relating to acts and facts occurring prior to the Closing Date, regardless of the fact that their effects are observed only after the Closing Date, including but not limited to:

(i) inexatidão ou incorreção de qualquer declaração ou garantia fornecida pelos Vendedores nos Documentos da Operação (as “Reivindicações Diretas”); e	(i) inaccuracy or errors of any statement or warranty by the Sellers in the Transaction Documents (the “Direct Claims”);

(ii) procedimentos contenciosos e pré-contenciosos, decisão administrativa, arbitral ou judicial final, da qual não caibam quaisquer recursos em instância superior, oriundos de qualquer reclamação de terceiros cujo fato gerador seja resultante de atos, fatos ou omissões anteriores à Data de Fechamento e/ou de inexatidão ou incorreção de qualquer declaração e garantia dos Vendedores constante dos Documentos da Operação, ainda que seus efeitos sejam observados apenas após a Data de Fechamento (as “Reivindicações de Terceiros”);

(ii) litigation and pre-litigation proceedings, final administrative decisions, final arbitral awards or final judicial decisions which cannot be appealed at a higher court, arising out of any claims from third parties which generating fact is the result of facts, acts or omissions prior to the Closing Date and/or inaccuracy or errors in any representation or warranties by the Sellers in the Transaction Documents, even if its effects are only observed after the Closing Date (the “Third Party Claims”).

9.2 Notificação de Reivindicação. Defesa. Os procedimentos seguintes deverão ser aplicáveis a todas as Reivindicações de Terceiros:	9.2 Notice of Claim; Defense. The following procedures shall be applicable to all Third Party Claims:

(a) Qualquer Parte Indenizada entregará a qualquer Parte Indenizadora notificação escrita (a “Notificação de Reivindicação”) dentro de 7 (sete) Dias Úteis da data em que se tornar ciente da instauração ou início de uma Reivindicação de Terceiros, ou a qualquer tempo, quando se tratar de Reivindicação Direta. A Parte Indenizada sempre concederá acesso à Parte Indenizadora, a qualquer momento durante o expediente comercial normal, a todos os registros, documentos e informações referentes a qualquer Reivindicação de Terceiro e colocará à disposição os funcionários da Sociedade em bases mutuamente convenientes para essa finalidade. A Parte Indenizadora terá o direito de assumir a defesa, a suas próprias custas, de qualquer Reivindicação por meio de advogado de sua própria escolha, mediante notificação dentro de 5 (cinco) dias do recebimento da Notificação de Reivindicação (a “Notificação de Defesa”). Neste caso, a Parte Indenizada outorgará uma procuração ao advogado escolhido pela Parte Indenizadora dentro de 48

(a) Any Indemnified Party shall give any Indemnifying Party written notice (the “Claim Notice”) within seven (7) days after it becomes aware of the assertion or commencement of a Third Party Claim or at any time regarding a Direct Claim. The Indemnified Party shall always allow access to the Indemnifying Party at all times during normal business hours to all records, documents and information related to any Third Party Claim and shall make employees of the Company available on a mutually convenient basis for such purpose. The Indemnifying Party shall have the right to assume the defense, at his/her own expense, of any such claim by means of his/her counsel of own choosing by so notifying the Indemnified Party within five (5) days of the receipt of the Claim Notice (the “Defense Notice”). In this case, the Indemnified Party shall cause the Company to grant a power of attorney to the counsel chosen by the Indemnifying Party within forty-eight (48) hours as of the receipt by the Indemnified Party of the Defense Notice. If

(quarenta e oito) horas do recebimento da Notificação de Defesa pela Parte Indenizada. Se a Parte Indenizadora assumir essa defesa, a Parte Indenizada terá o direito de participar de sua defesa e contratar advogado, a suas próprias expensas, independente do advogado contratado pela Parte Indenizadora, ficando entendido que a Parte Indenizadora controlará essa defesa. A Parte Indenizadora poderá obrigar-se a qualquer acordo, concessão ou quitação de qualquer reivindicação de acordo com esta Cláusula; ficando claro que a Parte Indenizadora deverá expressamente informar a Parte Indenizada, por escrito, antes da realização do acordo, se qualquer reivindicação poderá causar qualquer efeito prejudicial aos negócios da Sociedade e, portanto, necessitará de consentimento prévio da Parte Indenizada referente ao acordo. A defesa assumida pela Parte Indenizadora será conduzida conforme segue: (i) a Parte Indenizadora conduzirá a Reivindicação de Terceiro de boa-fé; (ii) a Parte Indenizadora manterá a Parte Indenizada informada de todas as ocorrências e eventos substanciais referentes a essa Reivindicação de Terceiro (inclusive enviando prontamente cópias de qualquer correspondência correlata à Parte Indenizada). As Partes reconhecem e concordam que as obrigações da Parte Indenizadora estabelecidas nesta Cláusula 9.2 serão aplicáveis a qualquer reivindicação, ação, demanda ou processo com relação ao qual uma indenização é pleiteada de acordo com este Artigo IX, independentemente de essa reivindicação, ação, demanda ou processo estar descrito nos Anexos deste Contrato. Reivindicação de Terceiro e Reivindicação Direta são coletivamente designadas como “Reivindicação”.

the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party will be able to agree to any settlement, compromise or discharge of any such claim pursuant to this Section; provided, however, that the Indemnified Party shall expressly inform the Indemnifying Party, in written, if any claim shall cause any adverse effect on the Company’s business and therefore will need the Indemnified Party’s prior consent for settlement. The defense assumed by the Indemnifying Party shall be conducted as follows: (i) the Indemnifying Party shall pursue such Third Party Claim in good faith; (ii) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such Third Party Claim (including promptly forwarding copies to the Indemnified Party of any related correspondence). The Parties acknowledge and agree that the obligations of the Indemnifying Party set forth in this Section 9.2 shall apply to any claim, action, suit or proceeding as to which indemnification is sought pursuant to Article IX regardless of whether such claim, action, suit or proceeding is described in the disclosure exhibits to this Agreement. Third Party Claim and Direct Claim hereinafter collectively designated as “Claim”.

(b) Todos os valores devidos ou a serem pagos segundo este Artigo IX com relação a Danos serão pagos em fundos imediatamente	(b) All amounts payable or to be paid under this Article VIII in respect of Damages shall be paid in immediately available funds within thirty disponíveis dentro de 30 (trinta) dias após o que ocorrer antes entre (i) a data em que a Parte Indenizada e a Parte Indenizadora assinarem um contrato, transigência, acordo ou outro instrumento por escrito em que elas acordem quanto ao valor a ser pago, ou (ii) a data em que a arbitragem final ou a sentença judicial definitiva for proferida que estabeleça o valor dos Danos a serem pagos pela Parte Indenizadora à Parte Indenizada. A Compradora poderá compensar quaisquer Danos contra o valor de qualquer das Notas Promissórias ou qualquer outro valor devido pela Compradora e/ou pela Sociedade aos Vendedores ou o Aluguel nos termos da Cláusula 7.1.2 acima. Caso o valor das Notas Promissórias não seja suficiente para ressarcir os Danos, e/ou caso as Notas Promissórias já tenham sido pagas aos Vendedores e a compensação não seja mais possível, os Vendedores permanecerão responsáveis, individual e solidariamente, perante a Parte Indenizada, por todos e quaisquer Danos relacionados às Reivindicações.

(30) days after the earlier of (i) the date that the Indemnified Party and the Indemnifying Party execute a written agreement, compromise, settlement or other instrument in which they agree on the amount payable or (ii) the date that a final arbitration or court award is issued that sets forth the amount of the Damages payable by the Indemnifying Party to the Indemnified Party. Purchaser may set off any Damages amount against the payment of one of the Promissory Notes or of any other amount due by the Purchaser and/or the Company to the Sellers or against the Rent, as set forth in Section 7.1.2 above. In case the amount of the Promissory Notes is not enough to cover the Damages and/or in case the Promissory Notes have already been paid to the Sellers and the offset is no longer possible, Sellers shall remain individually and severally liable, before the Indemnified Party for any Damages related to the Claims.

(c) Na ocorrência de uma Reivindicação de Terceiro antes do pagamento da Nota Promissória devida no 5º (quinto) aniversário da Data de Fechamento, o valor da contingência em discussão na Reivindicação de Terceiro (o “Valor da Contingência”) será deduzido do valor da referida Nota Promissória e retido pela Compradora até a prolação de uma Decisão final, da qual não caiba qualquer recurso em instância superior. Na hipótese de a Decisão final prolatada na Reivindicação de Terceiro ser favorável à Sociedade, a Compradora pagará aos Vendedores, nas proporções indicadas na Cláusula 2.2 acima, o Valor da Contingência corrigido de acordo com a variação positiva do Índice IGP-M/FGV, a contar da data de pagamento da segunda Nota Promissória até a

(c) In case a Third Party Claim occurs before the payment of the Promissory Note due on the 5th (fifth) anniversary of the Closing Date, the contingency amount under discussion in the Third Party Claim (the “Contingency Amount”) shall be deducted from the amount of referred Promissory Note and retained by the Purchaser until the issuance of a final Decision, which cannot be appealed in a superior instance. In the event that final decision issued in the Third Party Claim is favorable to the Company, the Purchaser shall pay to the Sellers, in the proportions indicated in Section 2.2 above, the Contingency Amount adjusted in accordance with the positive variation of the IGP-M/FGV Index, as of the payment date of the second Promissory Note until the effective date of data do efetivo pagamento aos Vendedores. Na hipótese de a decisão final prolatada na Reivindicação de Terceiro ser desfavorável à Sociedade, a Compradora compensará o Valor da Contingência retido contra o valor do Dano oriundo da Reivindicação de Terceiro, até o limite necessário para o ressarcimento total da Sociedade.

payment to the Sellers. In the event that final decision issued in the Third Party Claim is not favorable to the Company, the Purchaser shall offset the held Contingency Amount against the amount of the Damage arising from the Third Party Claim, to the extent necessary for the total repayment of the Company.

(d) Com relação a este Artigo IX, os Vendedores neste ato (i) renunciam a qualquer direito de compensação ou indenização ou direito similar que cada um possa ter contra a Sociedade por quaisquer valores pagos pelos Vendedores segundo este instrumento, e (ii) renunciam a qualquer defesa com base em culpa da Sociedade.

(d) In connection with this Article IX, the Sellers hereby (i) waive any right of contribution or indemnification or similar right each may have against the Company for any amounts paid by the Sellers hereunder, and (ii) waive any defense based on fault of the Company.

(e) Caso uma responsabilidade determinada em uma reivindicação em particular origine-se em um período com início antes da Data de Fechamento e encerramento após a Data de Fechamento, a defesa caberá à Parte (os Vendedores ou a Sociedade) que possuir como resultado dessa reivindicação a maior exposição financeira direta. Esta Parte escolherá o advogado de sua preferência e quaisquer Danos resultantes serão divididos entre as Partes de acordo com sua responsabilidade pro rata nos termos desta Cláusula.

(e) In case a liability ascertained in a particular claim originates from a period initiating before the Closing Date and ending after the Closing Date, the defense will rest with the party (Sellers or the Company) that has as a result of such claim the bigger direct financial exposure. Such party will choose counsel of its choice and any Damages resulting therefrom shall be divided between the Parties in accordance with their pro rata liability on the terms of this Section.

(f) Se a Compradora não puder, por qualquer motivo, entregar a Notificação de Reivindicação dentro do prazo de 7 (sete) dias determinado neste instrumento, essa omissão não será, por si só, considerada como causa de prejuízo aos Vendedores, desde que essa omissão não prejudique a defesa ou a linha de defesa dos Vendedores com relação a essa Reivindicação, sendo que os Vendedores continuarão obrigados a indenizar a Parte Indenizada.

(f) In the event that the Purchaser is unable for any reason to deliver the Claim Notice within the seven-day (7) term prescribed herein, such failure shall not, per se, be deemed to constitute prejudice to the Sellers, provided that such failure does not in any manner jeopardize the defense or line of defense of the Sellers for such Claim, and the Sellers shall remain liable to indemnify the Indemnified Party.

9.3 Efeito da Investigação. Exceto conforme descrito na Cláusula 9.1 acima, o direito de indenização ou pagamento de Danos de acordo com este Contrato ou com quaisquer Documentos da Operação não será prejudicado por qualquer investigação conduzida ou qualquer conhecimento adquirido por qualquer das Partes (ou capaz de ser adquirido) a qualquer momento, antes ou após a assinatura e entrega deste Contrato ou na data em que o Fechamento ocorrer, com relação à exatidão ou inexatidão ou cumprimento de qualquer avença ou obrigação. A renúncia a qualquer condição à obrigação de qualquer Parte de realizar a Operação, se essa condição for com base na exatidão de uma declaração ou garantia, ou no cumprimento com qualquer avença ou obrigação, não prejudicará o direito de indenização e pagamento de Danos. Além disso, os Vendedores permanecerão responsáveis pela defesa, a suas próprias custas, de qualquer Reivindicação existente antes da Data de Fechamento, o que não exige qualquer Notificação de Reivindicação de acordo com esta Cláusula.

9.3 Effect of Investigation. Except as described in Section 9.1 above, the right to indemnification or payment of Damages pursuant to this Agreement or any of the other Transaction Documents shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) by any Party at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such covenant or obligation. The waiver of any condition to the obligation of any Party to consummate the Transactions, where such condition is based on the accuracy of a representation or warranty, or on the performance of or compliance with any such covenant or obligation, shall not affect the right to indemnification and payment of Damages. In addition, the Sellers shall remain responsible for the defense, at their own costs, of any Claim existing before the Closing Date, which does not require any Claim Notice pursuant to this Section.

9.4 Juros. Qualquer valor de indenização a ser pago pelos Vendedores, de acordo com este Artigo IX e que os Vendedores não pagarem dentro de 30 (trinta) dias da data em que se tornar devido e pagável, auferirá juros a uma taxa igual a 1% (um por cento) ao mês e correção monetária com base na variação do Índice IGP-M/FGV entre a data de vencimento e a data do pagamento efetivo, mais uma multa de 2% (dois por cento) sobre o valor ajustado.

9.4 Interest. Any indemnification amount to be paid by any of the Sellers pursuant to this Article IX and which any of the Sellers fails to pay within thirty (30) days of the date when it becomes due and payable, shall accrue interest at a rate equal to one percent (1%) per month and monetary adjustment based on the variation of the IGP-M/FGV Index between the due date and the date of actual payment, plus a fine of two percent (2%) on the adjusted amount.

9.5 Pagamento de Indenização e Outros Pagamentos aos Vendedores. As declarações e garantias neste instrumento prestadas pela Compradora são verdadeiras e corretas. A	9.5 Indemnification and other Payments to the Sellers. The representations and warranties herein made by the Purchaser are true and correct. The Purchaser and/or the

Compradora e/ou a Sociedade indenizará os Vendedores por todos os danos, perdas, custos, multas, penalidades, reivindicações, obrigações, despesas, sentenças e acordos decorrentes de uma sentença transitada em julgado, incorridos ou sofridos pelos Vendedores resultantes de, relativos a ou com base em qualquer inexatidão dessas declarações e garantias ou qualquer ação ou omissão por parte da Compradora ou da Sociedade que ocorrer após a Data do Fechamento relacionada a fatos, atos, omissões ou circunstâncias após a Data do Fechamento. Qualquer valor de indenização a ser pago pela Compradora, de acordo com este Artigo IX e que a Compradora não pague dentro de 30 (trinta) dias da data em que se tornar devido e pagável, auferirá juros a uma taxa igual a 1% (um por cento) ao mês e correção monetária com base na variação do Índice IGP-M/FGV entre a data de vencimento e a data do pagamento efetivo, mais uma multa de 2% (dois por cento) sobre o valor ajustado.

Company shall indemnify the Sellers for all damages, losses, costs, fines, penalties, claims, liabilities, expenses, judgments and settlements, deriving from a definitive court award, incurred or suffered by the Sellers arising out of, relating to or based upon any inaccuracy of such representations or warranties or any action or omission by the Purchaser or the Company that occurs after the Closing Date relating to facts, acts, omissions or circumstances after the Closing Date. Any amount of compensation to be paid by Purchaser in accordance with this Article IX and that Purchaser fails to pay within thirty (30) days as of the date they become due and payable, will earn interest at a rate equal to one percent (1%) per month and monetary adjustment based on the variation of the IGP-M/FGV Index between the due date and the date of effective payment, plus a penalty of two percent (2%) of the adjusted value.

Artigo X — DISPOSIÇÕES DIVERSAS	Article X — MISCELLANEOUS

10.1 Acordo Integral. Cada Parte reconhece que seu advogado participou da preparação deste Contrato (inclusive dos Apensos e Anexos ao presente), o qual juntamente com os outros documentos e instrumentos referidos no presente contêm o entendimento integral entre as Partes com respeito às questões abrangidas neste instrumento e substitui todos os outros acordos e entendimentos anteriores, tanto escritos como verbais, entre as Partes ou qualquer uma delas, com respeito aos assuntos em questão no presente.

10.1 Entire Agreement. Each Party acknowledges that its legal counsel participated in the preparation of this Agreement (including the Schedules and Exhibits hereto), which jointly with the other documents and instruments referred to herein contain the entire understanding of the Parties with respect to the matters covered hereby and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them, with respect to the subject matters hereof.

10.2 Alterações. Este Contrato poderá ser alterado somente por meio de um instrumento, por escrito, assinado pelas Partes.	10.2 Amendments. This Agreement may be amended only by an instrument in writing executed by the Parties.

10.3 Notificações. Quaisquer notificações, reivindicações, demandas e outras comunicações exigidas ou permitidas segundo o exposto no presente deverão ser feitas em português e por escrito, devendo ser entregues em mãos, por courier internacional, e-mail ou fax (confirmado por courier internacional) endereçados como segue:

10.3 Notices. Any notices, claims, demands and other communications required or permitted hereunder shall be made in Portuguese and in writing and shall be delivered by hand, international courier, e-mail or facsimile (confirmed by international courier) addressed as follows:

Se para a Compradora:	If to Purchaser:

Avenida das Nações Unidas, 12.901, 25º andar Torre Oeste, São Paulo, SP, 04578-000 E-mail: [ ] [ ] At.: Richard Harvey Sinkfield III / Luiz Trivelato	Avenida das Nações Unidas, 12.901, 25th floor Torre Oeste, São Paulo, SP, 04578-000 E-mail: [ ] [ ] At.: Richard Harvey Sinkfield III / Luiz Trivelato

Cc: Veirano Advogados Avenida Brigadeiro Faria Lima, 3477, 16º andar 04538-133, São Paulo, SP E-mail: E-mail: [ ] [ ] At.: Roberto Rudzit Neto	Cc: Veirano Advogados Avenida Brigadeiro Faria Lima, 3477, 16º floor 04538-133, São Paulo, SP E-mail: E-mail: [ ] [ ] At.: Roberto Rudzit Neto

Se para os Vendedores:	If to Sellers:

Solon Flores Sant’anna Rua General Francisco de Paula Cidade, 200, Chácara das Pedras, 91.330-440, Porto Alegre, RS Darci Sanfelici [ ] E-mail: [ ] Ana Maria Lisboa de Mello [ ] E-mail: [ ]	Solon Flores Sant’anna Rua General Francisco de Paula Cidade, 200, Chácara das Pedras, 91.330-440, Porto Alegre, RS Darci Sanfelici [ ] E-mail: [ ] Ana Maria Lisboa de Mello [ ] E-mail: [ ]

Iron Augusto Müller [ ] E-mail: [ ]	Iron Augusto Müller [ ] E-mail: [ ]

10.3.1 Todas as comunicações segundo o exposto no presente deverão ser consideradas realizadas, se entregues: (i) em mãos, quando entregue pessoalmente; (ii) por correio de primeira classe (registrado ou certificado), por ocasião do recebimento (franquia paga com aviso de recebimento), endereçadas às respectivas Partes no endereço acima; ou (iii) por transmissão de fax ou e-mail, quando recebidas pelo destinatário em forma legível, o remetente tiver recebido uma confirmação eletrônica do recebimento da transmissão e for seguida de notificação concomitante nos termos do item (ii) acima.

10.3.1 All communications hereunder shall be deemed given, if delivered: (i) by hand, when delivered by hand; (ii) by first class (registered or certified) mail, upon receipt (postage prepaid, return receipt requested), addressed to the respective Parties at the above address; or (iii) by a facsimile or e-mail transmission, when received by recipient in legible form, sender has received an electronic confirmation of receipt of the transmission, and is followed by an immediate notification as per item (ii) above.

10.3.2 Caso qualquer comunicação entregue na forma dos itens (i) a (iii) acima seja recebida fora do horário de expediente normal, esta será considerada como tendo sido recebida no Dia Útil imediatamente subsequente.

10.3.2 In case any communication delivered in the form of items (i) to (iii) above is received outside of normal business hours, it shall be deemed to be received on the immediately subsequent Business Day.

10.3.3 Qualquer Parte poderá, no prazo de 5 (cinco) dias após notificação dada de acordo com esta Cláusula às outras Partes, designar outro endereço ou Pessoa para recebimento de notificações segundo o exposto no presente.

10.3.3 Any Party may, on five (5) days’ notice given in accordance with this Section to the other Parties, designate another address or Person for receipt of notices hereunder.

10.4 Sucessores e Cessionários. Este Contrato deverá vincular e viger em beneficio das Partes e seus sucessores e cessionários autorizados. Nem este Contrato, nem quaisquer dos direitos ou obrigações segundo o exposto no presente poderão ser cedidos ou transferidos, total ou parcialmente, por qualquer Parte, sem o consentimento prévio, por escrito, das outras Partes, exceto para a cessão ou transferência pela Compradora a qualquer de suas Afiliadas

10.4 Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder may be assigned or transferred, in whole or in part, by any Party without the prior written consent of the other Parties, except for the assignment or transfer by the Purchaser, to any of its Affiliates provided that (i) the transferee desde que (i) a cessionária explicitamente concorde, por escrito, em estar obrigada pelos termos e condições da Operação; (ii) a Compradora notifique previamente as outras Partes por escrito, informando sobre a cessão ou transferência.

explicitly agrees in writing to be bound to the terms and conditions of the Transaction; (ii) the Purchaser previously notifies the other Parties in writing, informing about the assignment or transfer.

10.5 Inexistência de Terceiros Beneficiários. Este Contrato é em benefício das suas Partes e seus respectivos sucessores e cessionários autorizados e não é para o benefício de, nem poderá qualquer disposição do presente ser obrigada por, qualquer outra Pessoa. Nenhum termo, cláusula ou restrição deste Contrato deverá conferir a qualquer outra Pessoa ou empresa qualquer reivindicação, causa de pedir, recurso jurídico ou quaisquer outros direitos.

10.5 No Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto, and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person. No term, provision, covenant or restriction of this Agreement shall confer upon any other Person or entity any claim, cause of action, remedy or other right whatsoever.

10.6 Execução Específica. As Partes reconhecem e concordam que a elas assistirá o direito a medida cautelar para execução específica dos termos e disposições deste Contrato, em complementação ao reembolso de prejuízos, danos, obrigações, encargos, custos e despesas, juntamente com todos os juros, Tributos, penalidades e, para se evitar dúvidas, custos e despesas judiciais e outros, na medida em que esses custos e despesas sejam razoável e devidamente incorridos ou qualquer outro recurso jurídico ao qual elas possam ter direito por Lei. Essa execução específica na forma de medida cautelar ou para sanar violações, entretanto, não deverá ser em lugar da exigência de que uma determinação final de qualquer controvérsia seja efetuada de acordo com a Cláusula 10.13 abaixo.

10.6 Specific Enforcement. The Parties each acknowledge and agree that the Parties shall be entitled to preliminary relief to enforce specifically the terms and provisions hereof, this being in addition to the reimbursement of losses, damages, liabilities, charges, costs and expenses together with all interest, Taxes, penalties and, for the avoidance of doubt, legal and other professional costs and expenses to the extent such costs and expenses are reasonably and properly incurred or any other remedy to which they may be entitled by Law. Such specific enforcement in the form of preliminary relief or to cure breaches, however, shall not be in lieu of the requirement that a final determination of any dispute can only be made in accordance with Section 10.13 below.

10.7 Independência de Disposições. Se qualquer termo, disposição, cláusula ou restrição deste Contrato for considerado ilegal, inválido, nulo ou inexequível em qualquer	10.7 Severability. If any term, provision, covenant or restriction of this Agreement is held to be illegal, invalid, void or unenforceable in any aspect, such term, provision, covenant or aspecto, esse termo, disposição, cláusula ou restrição deverá ser negociado de boa-fé pelas Partes e alterado somente na medida em que seja necessário para ser executado de acordo com a intenção das Partes. O restante dos termos, disposições, cláusulas e restrições deste Contrato deverá permanecer em pleno vigor e eficácia.

restriction shall be negotiated in bona fide by the Parties and amended only to the extent necessary to be enforceable consistent with the Parties’ intent. The remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

10.8 Renúncias, Atrasos, Omissões e Falhas. Nenhuma renúncia por qualquer Parte a qualquer inadimplemento com respeito a qualquer disposição, condição ou exigência do presente Contrato deverá ser considerada como sendo uma renúncia contínua no seu futuro ou uma renúncia a qualquer outra disposição, condição ou exigência do presente; nem deverá qualquer atraso, omissão ou falha de qualquer Parte no exercício de qualquer direito segundo o exposto no presente Contrato prejudicar de qualquer maneira o exercício de quaisquer desses direitos que se acumularem em relação a ela subsequentemente.

10.8 Waivers, Delays, Omissions and Failures.
No waiver by any Party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement hereof; nor shall any delay, omission or failure of any Party to exercise any right hereunder in any manner impair the exercise of any such rights accruing to it thereafter.

10.9 Confidencialidade. Cada Parte, por si e suas Afiliadas, diretores, conselheiros, empregados, agentes e contratadas (as “Partes Relacionadas”), compromete-se a manter todas e quaisquer Informações Confidenciais estritamente em sigilo e não divulgar a qualquer Pessoa, a qualquer tempo ou de qualquer maneira, direta ou indiretamente, todas e quaisquer dessas Informações Confidenciais, exceto se:

10.9 Confidentiality. Each Party, for itself and its Affiliates, officers, directors, employees, agents, advisors and contractors (the “Related Parties”), undertakes to keep any and all Confidential Information strictly confidential and not to disclose to any Person, at any time or in any manner, directly or indirectly, any or all of such Confidential Information, except if:

(a) um consentimento prévio, por escrito, com relação à divulgação for obtido da outra Parte;	(a) a prior written consent to the disclosure is obtained from the other Party;

(b) as informações pertinentes forem ou se tornarem disponíveis ao público em geral, de outra forma que não como resultado de uma violação dessas disposições de	(b) the relevant information is or becomes generally available to the public other than as a result of a breach of these confidentiality provisions through any disclosure or other action

confidencialidade através de qualquer divulgação ou outro ato ou omissão pela Parte ou qualquer de suas Partes Relacionadas;	or omission by the Party or any of its Related Parties;

(c) as informações forem ou se tornarem conhecidas ou disponibilizadas à Parte ou qualquer de suas Partes Relacionadas em base não confidencial por uma fonte (outra que não a Parte detentora das informações ou qualquer de suas Partes Relacionadas) que, segundo o melhor do conhecimento da Parte receptora, após a devida consulta, não está proibida de divulgar essas informações em consequência de uma obrigação de confidencialidade;

(c) the information is or becomes known or available to the Party or any of its Related Parties on a non-confidential basis from a source (other than the Party owning the information or any of its Related Parties) that, to the best of the receiving Party’s knowledge, after due inquiry, is not prohibited from disclosing such information as a consequence of a confidentiality obligation;

(d) as informações forem adquiridas ou desenvolvidas independentemente pela Parte ou qualquer de suas Partes Relacionadas sem violar qualquer de suas obrigações segundo o exposto no presente; ou	(d) the information was independently acquired or developed by the Party or any of its Related Parties without violating any of its obligations hereunder; or

(e) as informações forem obrigadas a ser divulgadas segundo Leis ou Decisão aplicáveis (inclusive regras do MEC e das autoridades antitruste brasileiras) que obriguem a Parte pertinente, desde que, sempre que razoavelmente possível e legal, essa Parte consulte as outras Partes antes da divulgação.

(e) the information is required to be disclosed under applicable Laws or Order (including rules of MEC and of the Brazilian antitrust authorities) binding upon the relevant Party, provided that, whenever reasonably practicable and lawful, such Party consults with the other Parties before the disclosure.

10.9.1 Para fins deste Contrato, “Informações Confidenciais” significará a Operação segundo o exposto no presente e todas as informações, materiais e documentos a ela relacionados (inclusive este Contrato e os outros Documentos da Operação), seja escritos, verbais, eletrônicos ou de outro modo, obtidos ou recebidos pelas Partes durante a negociação e execução da Operação.

10.9.1 For purposes of this Agreement, “Confidential Information” shall mean the Transaction hereunder and all information, materials and documents related thereto (including this Agreement and the other Transaction Documents), whether written, oral, electronic or otherwise, obtained or received by the Parties during the negotiation and performance of the Transaction.

10.10 Anúncios Públicos. Em vista da Cláusula 10.9 acima, as Partes concordam que não emitirão qualquer nota à imprensa ou, de	10.10 Public Announcements. In view of Section 10.9 above, the Parties agree that they will not issue any press release or otherwise outro modo, farão qualquer declaração pública ou responderão a qualquer consulta da imprensa com respeito a este Contrato ou às operações previstas no presente, sem a aprovação prévia, por escrito das outras Partes (aprovação essa que não deverá ser injustamente negada), exceto conforme exigido pela Lei aplicável, Leis de valores mobiliários nos Estados Unidos da América e as regras e regulamentos aplicáveis de qualquer bolsa de valores. Não obstante, as Partes concordam que, após a assinatura deste Contrato, as Partes emitirão uma nota à imprensa em conjunto e mutuamente ajustado, comunicando a Operação entre a Sociedade e a Compradora e a aliança estratégica entre a Sociedade e a Compradora.

make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without prior written approval of the other Parties (which approval shall not be unreasonably withheld), except as required by applicable Law, applicable securities Laws in the United States of America and the applicable rules and regulations of any security exchange. Notwithstanding, the Parties agree that, after the execution of this Agreement, the Parties issue a jointly agreed press release communicating the Transaction between the Company and Purchaser and the strategic alliance between the Company and Purchaser.

10.11 Não Concorrência. Os Vendedores estão sujeitos às seguintes obrigações de não concorrência, por um período de 5 (cinco) anos a partir da Data de Fechamento (“Período de Não Concorrência”):	10.11 Non-Competition. The Sellers will be subject to the following non-compete obligations for a period of five (5) years from the Closing Date (the “Non Competition Period”):

(a) Qualquer investimento, por qualquer dos Vendedores, para negócios ou empreendimentos de ensino superior, no Estado do Rio Grande do Sul, ou qualquer participação na sua gestão exigirá o prévio consentimento por escrito da Laureate e/ou de suas Afiliadas e será de outro modo proibido.

(a) Any investiment by any of the Sellers in higher education businesses or enterprises in the State of Rio Grande do Sul or any participation in its management shall require previous consent in writing from Laureate and/or its Affiliates and will be otherwise prohibited.

(b) As avenças de não concorrência contidas nesta Cláusula não impedem qualquer dos Vendedores de lecionarem em uma instituição de ensino superior que não a Sociedade ou de outro modo fora da rede Laureate Education Inc.

(b) The non compete obligations contained in this Section shall not prevent any Seller from teaching at a higher education institution that is not the Company or that is otherwise out of the Laureate Education Inc. group.

(c) Na hipótese de violação de quaisquer avenças de não concorrência contidas acima por qualquer dos Vendedores (o “Vendedor Infrator”), o Vendedor Infrator deverá pagar	(c) In case of breach of any of the non-compete obligations contained above by any of the Sellers (the “Breaching Seller”), the Breaching Seller shall pay to Laureate a fine in

à Laureate uma multa no valor de 10% (dez por cento) do Preço da Aquisição, sendo que a Laureate ou qualquer Afiliada terá o direito de (a) compensar o valor da referida multa contra qualquer valor devido por elas ao Vendedor Infrator; e (b) utilizar todos os meios extrajudiciais e judiciais permitidos pela legislação em vigor para o recebimento da referida multa.

the amount of ten percent (10%) of the Purchase Price. Laureate or any affiliate shall have the right to (a) offset the amount of such fine against any amount owed by Laureate or its affiliates to the Breaching Seller; and (b) take all the judicial and out-of-court measures allowed by the laws currently in force to receive the amount of such fine.

10.11.1 Não obstante, as Partes esclarecem que as disposições desta Cláusula 10.11 deverão ser aplicáveis ao Sr. Iron somente pelo período de 2 (dois) anos a contar da Data de Fechamento. Ainda, após o período de 1 (um) ano a contar da Data de Fechamento, caso o Sr. Iron receba uma oferta escrita de emprego, de boa-fé, por parte de qualquer empresa ou instituição que atue no setor de ensino superior, para participação na gestão de negócios ou empreendimentos de ensino superior, no Estado do Rio Grande do Sul, o Sr. Iron deverá notificar a Compradora, por escrito, sobre os termos e condições desta oferta de emprego e a Compradora poderá, a seu exclusivo critério, notificá-lo e pagar ao Sr. Iron, dentro do prazo de 30 (trinta ) dias a contar do envio da referida notificação escrita ao Sr. Iron, o valor de R$260.000,00 (duzentos e sessenta mil reais) para que este recuse a referida oferta, bem como qualquer outra oferta para participação na gestão de negócios ou empreendimentos de ensino superior, no Estado do Rio Grande do Sul, pelo prazo remanescente do período de 2 (dois) anos a contar de Data de Fechamento.

10.11.1. Notwithstanding, the Parties clarify that the provisions of this Section 10.11 shall be applicable to Mr. Iron only for a period of two (2) years as of the Closing Date. Additionally, after a period of one (1) year as of the Closing Date, if Mr. Iron receives a written job offer, in good faith, by any company or institution acting in the higher education sector, for the participation in the business management or business of higher education in the state of Rio Grande do Sul, Mr. Iron shall notify the Purchaser in written, about the terms and conditions of this job offer and the Purchaser may, at its sole discretion, notify and pay to Mr. Iron, within thirty (30) days as of the sending of such written notice to Mr. Iron, the amount of two hundred and sixty thousand Reais (R$260,000.00) for him to decline such offer, as well as any other offer to participate in the management of business or enterprises in higher education in the State of Rio Grande do Sul, for the remaining term of the period of two (2) years as of the Closing Date.

10.12 Lei Aplicável. Este Contrato deverá ser regido e interpretado e executado de acordo com as Leis do Brasil.	10.12 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of Brazil.

10.13 Solução de Controvérsias. Na hipótese de qualquer controvérsia ou litígio a respeito da	10.13 Dispute Resolution. In the event of any controversy or dispute regarding the validity,

validade, execução, interpretação ou aplicação do presente Contrato ou de qualquer disposição aqui contida, não solucionado amigavelmente pelas Partes no prazo de 45 (quarenta e cinco) dias (ou outro prazo mutuamente acordado), as Partes submeterão o litígio em questão a arbitragem vinculante do Centro de Arbitragem e Mediação da Câmara de Comércio Brasil-Canadá (“CCBC”), sendo aplicáveis as leis brasileiras.

execution, interpretation or application of this Agreement or of any provision herein, which is not amicably settled by the Parties within forty-five (45) days (or other term mutually agreed upon), the Parties shall submit the dispute to arbitration of the Mediation and Arbitration Center of the Brazil-Canada Chamber of Commerce (“CCBC”), subject to the Brazilian laws.

10.13.1 A arbitragem será conduzida por um painel de 3 (três) árbitros (a serem nomeados em conformidade com as normas da CCBC) e será conduzida de acordo com as normas procedimentais estipuladas pela CCBC. Se houver mais de um requerente ou mais de um requerido, os requerentes ou requeridos devem indicar em conjunto um árbitro. Na falta de designação conjunta, o presidente do Centro de Arbitragem nomeará o árbitro que seria indicado pelos requerentes ou pelos requeridos.

10.13.1 The arbitration shall be conducted by a panel of three (3) arbitrators (appointed in accordance with CCBC standards) and shall be conducted in accordance with the procedural standards established by CCBC. In case there is more then one claimant or defendant, the claimants or defendants shall jointly indicate one arbitrator. If such joint appointment fails, the president of the Mediation and Arbitration Center shall appoint the arbitrator that would be appointed by the defendants or by the claimants.

10.13.2 A arbitragem será conduzida em idioma português, na Cidade de Porto Alegre, Estado do Rio Grande do Sul, Brasil, sendo a sentença arbitral definitiva prolatada nos idiomas português e inglês.	10.13.2 The arbitration shall be conducted in Portuguese, in the City of Porto Alegre, State of Rio Grande do Sul, Brazil, with the final arbitration award issued in Portuguese and in English.

10.13.3 Cada Parte arcará com os custos e as despesas a que der causa no decorrer da arbitragem, e as Partes ratearão em partes iguais os custos e as despesas cuja causa não puder ser atribuída a uma delas. O laudo arbitral atribuirá à Parte vencida a responsabilidade final pelo custo do processo, inclusive honorários advocatícios.

10.13.3 Each Party shall bear the costs and the expenses that it causes during the arbitration procedure and the Parties shall apportion in equal quotas the costs and expenses which cause cannot be attributed to any of them. The arbitration decision shall attribute to the defeated party the final responsibility for the costs of the procedure, including attorney’s fees.

10.13.4 O Tribunal Arbitral poderá conceder as tutelas urgentes e definitivas que entender apropriadas, inclusive voltadas ao cumprimento específico das obrigações previstas neste	10.13.4 The arbitration court may grant the urgent and definitive court protection that it deem appropriate, including those aiming the specific performance of the provisions set forth

Contrato.	herein.

10.13.5 O laudo prolatado pelo Tribunal Arbitral será considerado final e definitivo, e obrigará as Partes, que renunciam expressamente a qualquer recurso. Não obstante, as Partes se reservam o direito de recorrer ao Poder Judiciário com o objetivo de: (i) assegurar a instituição da arbitragem; (ii) obter tutelas cautelares ou antecipadas previamente à instituição da arbitragem, sendo que qualquer procedimento nesse sentido não será considerado como ato de renúncia à arbitragem como único meio de solução de conflitos escolhido pelas Partes; e (iii) executar qualquer decisão do Tribunal Arbitral, inclusive o laudo arbitral. Para esses fins, as Partes elegem o Foro de Porto Alegre, Rio Grande do Sul, com exclusão de qualquer outro, por mais privilegiado que seja.

10.13.5 The award rendered by the arbitration court shall be considered final, definitive and binding. Therefore, the Parties expressly waive their right to any appeal. Notwithstanding, the Parties shall have the right to appeal to the judiciary branch: (i) to ensure arbitration; (ii) to obtain writs of prevention to protect rights prior to the arbitration, provided that any procedure in this regard shall not be considered a waiver to arbitration as the only way to solve conflicts chosen by the Parties; and (iii) to execute any decision of the Arbitral Tribunal, including the arbitration award. In these cases, the Parties elect the courts of Porto Alegre, Rio Grande do Sul, shall be competent to settle any judicial procedure.

10.13.6 Para fins e efeitos desta cláusula compromissória, considerar-se-ão partes as Partes e a Sociedade, pelo que concordam, desde já, a ela se submeterem e a cumpri-la em todos os seus termos e condições.

10.13.6 For purposes of this arbitration clause, the Parties and the Company shall be considered as parties, and therefore, all of them agree to submit to such clause in all its terms and conditions.

10.13.7 As Partes reconhecem que a Sociedade e as próprias Partes poderiam ser prejudicadas de forma irreparável se as informações acerca de procedimento arbitral instaurado para dirimir quaisquer questões relativas a este Contrato fossem divulgadas. Portanto, as Partes comprometem-se a não divulgar (ou permitir que sejam divulgadas) quaisquer informações a respeito de tal procedimento arbitral (incluindo acerca de sua existência), até que seja prolatado o laudo arbitral, a menos que (i) a divulgação de tal informação seja requerida por lei; ou (ii) a divulgação de tal informação seja exigida por Ente Público ou tribunal arbitral.

10.13.7 The Parties acknowledge that the Company and the Parties would suffer an irrecoverable loss if the information regarding the arbitration procedure installed to solve any question related to this Agreement were released. Therefore the Parties hereby agree not to release (nor to permit the release) of any information regarding such arbitration procedure (including its existence), until a final award is issued, unless (i) the release of such information is required by law; or (ii) the release of such information is required by a Government Entity or arbitration court.

10.14 Custos, Despesas e Tributos. Exceto conforme de outro modo disposto neste Contrato, cada uma das Partes deverá ser exclusivamente responsável pelo pagamento de quaisquer Tributos ou de quaisquer taxas de depósito ou registro relacionados com a consumação das operações previstas neste Contrato e nos outros Documentos da Operação. Não obstante a sentença anterior, as Partes concordam que a Sociedade deverá arcar com os custos das comunicações ao MEC com referência às operações previstas neste Contrato. Cada uma das Partes do presente deverá arcar com seus próprios honorários e despesas (inclusive honorários e despesas de seus advogados, assessores financeiros, auditores e outros consultores) com relação à negociação, preparação, assinatura e vigência deste Contrato, dos outros Documentos da Operação e das operações contempladas no presente e naqueles documentos.

10.14 Costs, Expenses and Taxes. Except as otherwise provided for in this Agreement, each of the Parties shall be exclusively liable for the payment of any Taxes or of any filing and registration fees in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, Notwithstanding, the Parties agree that the Company shall bear with the costs for the communications to MEC pertaining to the transactions provided for in this Agreement. Each of the Parties hereto shall bear its own fees and expenses (including fees and expenses of their attorneys, financial advisers, auditors and other consultants) in connection with the negotiation, preparation, execution and carrying into effect of this Agreement, the other Transaction Documents and the transactions contemplated herein and therein.

10.15 Documentos Vigentes. Na eventualidade de controvérsias entre os termos deste Contrato de Compra e Venda de Quotas e qualquer dos Documentos da Operação, Anexos e Apensos referidos neste e naqueles documentos, este Contrato deverá sempre prevalecer.

10.15 Prevailing Documents. In the event of controversies between the terms of this Agreement and any of the Transaction Documents, Exhibits and Schedules hereunder and thereunder, this Agreement shall always prevail.

10.16 Vias. Este Contrato deverá ser assinado em 4 (quatro) vias, todas elas devendo ser consideradas um único e mesmo contrato.	10.16. Counterparts. This Agreement shall be executed in 4 (four) counterparts, all of which shall be considered one and the same agreement.

E, ESTANDO JUSTAS E CONTRATADAS, as Partes firmaram este Contrato na data indicada no preâmbulo deste Contrato.	IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

VENDEDORES/SELLERS:

/s/ Solon Flores Sant’anna
SOLON FLORES SANT’ANNA

/s/ Darci Sanfelici
DARCI SANFELICI

/s/ Ana Maria Lisboa de Mello
ANA MARIA LISBOA DE MELLO

/s/ Iron Augusto Muller
IRON AUGUSTO MULLER

COMPRADORA/PURCHASER:

/s/ Roberto Muniz GL I
SOCIEDADE DE EDUCAÇÃO RITTER DOS REIS LTDA.
Por/By:

/s/ Eduardo Mendonça
SOCIEDADE DE EDUCAÇÃO RITTER DOS REIS LTDA.
Por/By: Eduardo Mendonça

PARTES INTERVENIENTES ANUENTES/INTERVENING CONSENTING PARTIES:

/s/ Darci Sanfelici
/s/ Iron Augusto Muller
SOCIEDADE EDUCACIONAL SUL-RIO-GRANDENSE S/S LTDA.
Por/By: Sr. Darci Sanfelici, and Iron Augusto Muller

/s/ Darci Sanfelici
/s/ Ana Maria Lisboa de Mello
SOCIEDADE PORTO-ALEGRENSE DE PESQUISA EDUCACIONAL S/S LTDA.
Por/By: Sr. Darci Sanfelici, and Ana Maria Lisboa de Mello

/s/ Solon Flores Sant’anna
SFS ASSESSORIA E CONSULTORIA S/S LTDA.
Por/By: Solon Flores Sant’anna

Testemunhas/Witnesses:

1.	/s/ Felipe Nagel Reis	2.	/s/ Flavia Cerotti Alvez Pinto
	Name: Felipe Nagel Reis		Name: Flavia Cerotti Alvez Pinto
	RG:		RG:
	CPF/MF:		CPF/MF: